UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMC-Sierra, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PMC-SIERRA, INC.

1380 Bordeaux Drive

Sunnyvale, California 94089

(408) 239-8000

Notice of Annual Meeting of Stockholders

DATE AND TIME	May 5, 2011 at 9:00 a.m.

PLACE	PMC-Sierra, Inc. 1380 Bordeaux Drive Sunnyvale, California 94089

ITEMS OF BUSINESS

(1)    To elect seven directors to serve until the 2012 Annual Meeting of Stockholders of PMC-Sierra, Inc. (“PMC” or the “Company”) or until their successors are duly elected and qualified. The nominees for the Board of Directors are Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtz, Gregory S. Lang and Frank J. Marshall;

(2) To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors;

(3) To approve an amendment to our Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors;

(4) To approve, in a non-binding vote, our executive compensation as described in the proxy statement;

(5) To determine, in a non-binding vote, whether a stockholder vote to approve our executive compensation should occur every one, two or three years; and

(6) To consider such other business as may properly come before the 2011 Annual Meeting of Stockholders (the “Annual Meeting”).

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 11, 2011.

ANNUAL MEETING ADMISSION	All PMC stockholders are cordially invited to attend the Annual Meeting in person. The Annual Meeting will begin promptly at 9:00 a.m.

VOTING BY PROXY	Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote in person, by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail, unless specifically requested. For specific voting instructions, please refer to the instructions provided with your proxy card or the voting instructions you receive in the notice of internet availability of proxy materials or by e-mail, and in this proxy statement.

/s/ Alinka Flaminia
Vice President, General Counsel, Corporate Secretary

This proxy statement and form of proxy are being distributed and made available on or about March 22, 2011.

1

PMC-SIERRA, INC.

1380 Bordeaux Drive

Sunnyvale, California 94089

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Notice of Internet availability of this proxy statement, the accompanying proxy card or the voting instructions you received by e-mail and the Annual Report to Stockholders of PMC-Sierra, Inc. (“PMC”, the “Company” “us” or “we”) are being provided to you on or about March 22, 2011. The Board of Directors (the “Board”) of PMC is soliciting your proxy to vote your shares at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement provides you with information on these matters to assist you in voting your shares.

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	PMC’s Board is making these proxy materials available to you over the Internet or providing paper copies of these proxy materials to you by mail in connection with PMC’s Annual Meeting, which will take place on May 5, 2011. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. If you received a paper copy of these materials by mail, PMC’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010, a proxy card and a return envelope are also enclosed.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are continuing to furnish proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of mailing a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

A:	Paper copies of the proxy materials are being mailed to those stockholders who have previously requested to receive paper copies or who are living outside of the United States.

We are providing notice of Internet availability of the proxy materials by e-mail to those stockholders who have previously elected electronic delivery of the proxy materials. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Q:	How can I access the proxy materials over the Internet?

A:	Your notice regarding Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Q:	How may I obtain a paper copy of the proxy materials?

A:	Stockholders receiving notice of Internet availability of the proxy materials, whether in paper or by e-mail, will find instructions about how to obtain a paper copy of the proxy materials as part of that notice. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election of directors;

•	the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors;

•	the approval of an amendment to our Restated Certificate of Incorporation (the “Certificate”) to eliminate cumulative voting in the election of directors;

•	the approval, in a non-binding vote, of our executive compensation as described in this proxy statement; and

•	the determination, in a non-binding vote, of whether a stockholder vote to approve our executive compensation should occur every one, two or three years.

Q:	What is the Board’s voting recommendation?

A:	PMC’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors, “FOR” the approval of the amendment to our Certificate to eliminate cumulative voting in the election of directors, “FOR” the approval of our executive compensation as described herein (“Say-on-Pay Vote”) and in favor of the Say-on-Pay Vote occurring every “1 year” (“Say-on-Frequency-on-Pay Vote”).

Q:	Which of my shares can be voted?

A:	You can vote all shares you owned as of the close of business on March 11, 2011 (the “Record Date”). These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most stockholders of PMC hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. If you hold your shares as a beneficial owner, it is critical that you cast your vote if you want it to count. In the past, if you held your shares as a beneficial owner and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote your shares on your behalf in the election of directors as they felt appropriate. However, your stockbroker, bank or other nominee may no longer vote your shares in non-routine matters, including the election of directors, unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

Shares Directly Held—Stockholder of Record

If your shares are registered directly in your name with PMC’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PMC or to vote in person at the Annual Meeting.

Shares Indirectly Held—Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. We urge you to direct your broker on how to vote your shares. Beneficial owners may attend the Annual Meeting but may not vote in person unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares in person at the Annual Meeting. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. If you did not receive a voting instruction card, please contact the institution holding your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, ballots will be available at the meeting. Please bring proof of identification.

Even if you plan to attend the Annual Meeting, PMC recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to or are otherwise unable to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	You may vote your shares by granting a proxy for those shares you hold directly as the stockholder of record by returning the enclosed proxy card or following the instructions provided or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee. You may also vote by telephone or over the Internet by following either the instructions included on your proxy card or the voting instructions you receive by e-mail or in the notice of Internet availability of proxy materials. If you received a paper copy of these proxy materials and you choose to vote by telephone or over the Internet, do not complete and mail your proxy card.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the closing of the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold in street name, you may accomplish this by submitting new voting instructions to your broker or nominee before the deadline noted on the voting instruction card you received.

Q:	How are votes counted?

A:	In the election of directors (Proposal No. 1), you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the Say-on-Frequency-on-Pay Vote (Proposal No. 5), you may vote for “1 year,” “2 years,” or “3 years” or you may “ABSTAIN.” For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Your bank or broker is no longer permitted to vote your uninstructed shares on a discretionary basis on non-routine matters which include the following Proposals in this proxy statement: the election of directors (Proposal No. 1); the approval of the amendment to the Certificate to eliminate cumulative voting in the election of directors (Proposal No. 3); the approval of the non-binding Say-on-Pay Vote (Proposal No. 4); and the determination of whether the non-binding Say-on-Frequency-on-Pay Vote should occur every one, two or three years (Proposal No. 5). Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in non-routine matters, no votes will be cast on your behalf on these proposals. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors (Proposal No. 2). Please ensure that you complete the voting instruction card sent by your bank or broker.

Q:	What is the voting requirement to approve each of the proposals?

A:	The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote, except that with respect to the non-binding Say-on-Frequency-on-Pay Vote, we will view the choice receiving the greatest number of votes as having been selected by PMC’s stockholders. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the Annual Meeting?” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote with respect to a proposal on which the broker has expressly not voted.

Q:	What does it mean if I receive more than one notice or e-mail about Internet availability of the proxy materials or more than one paper copy of the proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive in the mail and vote over the Internet the shares represented for each notice or e-mail you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	PMC will announce preliminary voting results at the Annual Meeting and publish the final results in a Current Report on Form 8-K once they are certified following the Annual Meeting.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this proxy statement, PMC does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory S. Lang and Alinka Flaminia, will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting. Mr. Lang is PMC’s President and Chief Executive Officer and Ms. Flaminia is PMC’s Vice President, General Counsel and Corporate Secretary. If for any unforeseen reason any of PMC’s nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of PMC’s common stock outstanding as of the close of business on the Record Date is entitled to one vote at the Annual Meeting. On the Record Date, PMC had approximately 233,325,465 shares of common stock issued and outstanding.

Q:	Is cumulative voting permitted for the election of directors?

A.	A stockholder may apply cumulative voting in the election of directors. Cumulative voting is where a stockholder aggregates all of its votes, equal to the total number of shares held by the stockholder multiplied by the number of directors to be elected, either for a single candidate or distributes their votes among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected or for more than the total amount of votes held. For example, if you own 100 shares of stock and there are seven directors to be elected at the Annual Meeting, you may allocate 700 votes for a single candidate, or 100 votes for each of the seven nominees, or any other allocation of the 700 votes among the seven nominees as you may select. If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the Annual Meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold your shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you vote by proxy card and sign your card with no further instructions, then the proxy holders, Gregory S. Lang and Alinka Flaminia, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote. Please note that in Proposal No. 3 of this proxy statement you are being asked to vote on the elimination of cumulative voting, which, if approved, would take effect for any election of directors after this Annual Meeting.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of the Record Date. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares because the matter is not considered a routine matter. None of the proposals, other than the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors, is considered a routine matter.

Q:	Who will count the vote?

A:	A representative of Alliance Advisors, LLC will be present at the Annual Meeting and will tabulate the votes and act as the Inspector of Elections.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within PMC or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to PMC’s management.

Q:	Another member of my household is also a PMC stockholder and we share the same address. Why did we only receive one copy of the proxy materials?

A:	In an effort to further reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California, 94089, Attn: Investor Relations; (2) send an e-mail to investor_relations@pmc-sierra.com; or (3) call our Investor Relations department at 1-408-988-8276. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	Who bears the cost of soliciting votes for the Annual Meeting?

A:	PMC pays the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by PMC’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. PMC has retained the services of Alliance Advisors, LLC to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. The fee paid to Alliance Advisors, LLC for its solicitation services will not exceed $10,000. In addition, PMC may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals or nominate directors for consideration at future annual meetings of stockholders.

Any stockholder who wants to make a proposal that is to be included in PMC’s proxy statement for that annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must deliver written notice to PMC’s corporate secretary at least 120 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2012 annual meeting, this date is November 23, 2011). Any stockholder who wants to make a proposal that is not to be included in PMC’s proxy statement for that annual meeting, must deliver written notice to PMC’s corporate secretary at least 45 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2012 annual meeting, this date is February 5, 2012) in order for such proposal to be considered timely under Rule 14a-4(c) under the Exchange Act. If the date of next year’s annual meeting is more than thirty days after the one-year anniversary of this year’s Annual Meeting, then the deadline will be changed. In addition, our bylaws, as now in effect, require that any stockholder proposal to be considered at our 2012 annual meeting that is submitted outside of Rule 14a-8 of the Exchange Act, including director nominations, must have been submitted to our corporate secretary in compliance with those bylaws not later than January 6, 2012; provided that if our 2012 annual meeting is called for a date more than thirty days from the anniversary of the date of the Annual Meeting, then to be considered timely, notice of such proposal must be so received not later than the close of business on the date that is the later of 120 calendar days in advance of such 2012 annual meeting or ten calendar days following the date on which public announcement of the date of the 2012 annual meeting is first made. Further, if Proposal No. 3 is approved and our Certificate of Incorporation is amended as described therein, certain changes to our bylaws already approved by the Board will take effect, which will require that stockholder proposals to be considered at our 2012 annual meeting that are submitted outside of Rule 14a-8 under the Exchange Act, including director nominations, must be submitted in compliance with PMC’s bylaws not later than January 6, 2012 and not earlier than December 7, 2011; provided however, that if PMC’s 2012 annual meeting of stockholders is called for a date that is not within twenty-five days before or after the anniversary of the Annual Meeting, then to be considered timely, stockholder proposals must be received by our corporate secretary at our principal executive offices not later than the close of business on the tenth day following the day on which notice of PMC’s 2012 annual meeting of stockholders was mailed or publicly disclosed, whichever occurs first. Any such notice must contain the information specified in PMC’s bylaws regarding the matters proposed to be brought before the annual meeting and the stockholder proposing such matters. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in PMC-sponsored proxy materials. The full text of the Company’s relevant bylaw provisions as in effect from time to time may be obtained by writing to PMC’s corporate secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors named below. Each nominee has consented to his nomination and PMC does not expect that any nominee will be unable to serve as a director. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until such director’s successor has been elected. The table below sets forth information about each nominee as of the Record Date.

You may cumulate your votes in favor of one or more directors. For further information about how to cumulate your votes and how your shares may be voted by Gregory S. Lang and Alinka Flaminia if you grant them your proxy with no further instructions, see Questions and Answers About the Proxy Materials and the Annual Meeting—“Is cumulative voting permitted for the election of directors?”

Recommendation

PMC’s Board of Directors recommends a vote FOR the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Richard E. Belluzzo	57	Chief Executive Officer, Quantum Corporation	2003
James V. Diller, Sr.	75	Vice Chairman of the Board, PMC	1983
Michael R. Farese	64	Sr. Vice President, Engineering and Operations, Entropic Communications	2006
Jonathan J. Judge	57	Chief Executive Officer, First Data Corporation	2004
William H. Kurtz	53	Chief Financial Officer & Chief Commercial Officer, Bloom Energy	2003
Gregory S. Lang	47	President and Chief Executive Officer, PMC	2008
Frank J. Marshall	64	Private Investor and Management Consultant	1996

Richard E. Belluzzo

Mr. Belluzzo has been a director of PMC since June 2003. He has been Chief Executive Officer of Quantum Corporation, a computer storage solutions company, since September 2002. From September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently as President and Chief Operating Officer. From January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. From 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard Company, most recently as Executive Vice President of the printer business. Mr. Belluzzo is Chairman of the board of directors of Quantum Corporation and is also a director of JDS Uniphase Corporation, an optical telecommunications equipment maker.

The Board determined that Mr. Belluzzo’s background and experience as the Chief Executive Officer of a large public company, as well as his deep knowledge of the technology industry, allow him to contribute significantly to the Board, particularly with respect to PMC’s strategic direction and the financial acumen he brings to the Audit Committee.

James V. Diller, Sr.

Mr. Diller, a founder of PMC, was PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s Board from July 1993 until February 2000, when he became Vice Chairman. He is also a director of Intersil Corporation, an analog semiconductor company, and Avago Technologies Limited, an analog semiconductor company.

Mr. Diller has over 50 years of experience in the semiconductor industry, and has held positions ranging from development engineer and product line manager, to Chief Executive Officer, including at PMC. The Board determined that Mr. Diller’s long history with PMC, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board. For these reasons, the Board excepted Mr. Diller this year from the Board’s general retirement policy.

Michael R. Farese

Mr. Farese has been a director of PMC since May 2006. Since May 2010, Mr. Farese has served as Senior Vice President, Engineering and Operations of Entropic Communications, a fabless semiconductor company that provides silicon and software solutions to enable connected home networking and home multimedia. From September 2007 until May 2010, Mr. Farese served as the President and Chief Executive Officer of BitWave Semiconductor, Inc., a fabless semiconductor company and innovator of radio frequency integrated circuits. Mr. Farese served as the Senior Vice President of Engineering for Palm, Inc. from July 2005 until September 2007. From March 2002 to June 2005, Mr. Farese was the Chief Executive Officer and President of WJ Communications, Inc. He was Chief Executive Officer and President of Tropian, Inc. from October 1999 to March 2002 and prior to that held senior management positions at Motorola, Ericsson and Nokia Mobile Phones. Mr. Farese also held management positions at AT&T and Bell Laboratories. Mr. Farese is a director of QuickLogic Corporation, maker of semiconductor platforms for hand-held mobile devices.

The Board has determined that Mr. Farese’s extensive experience and knowledge in wireless communication products and systems allows him to significantly contribute to the strategic vision of the Company. His background as a Chief Executive Officer also provides him with experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Compensation and Nominating and Governance Committees.

Jonathan J. Judge

Mr. Judge has been a director of PMC since April 2004. Since August 2010, Mr. Judge has served as Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment processing. From October 2004 through July 2010, Mr. Judge served as the President and Chief Executive Officer of Paychex, Inc., a provider of payroll and human resource services. Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation (“IBM”), where he held senior management positions, the latest being General Manager of IBM’s personal computing division. Mr. Judge was also a member of IBM’s Worldwide Management Committee from 1999 until 2002. Mr. Judge is also a director of First Data Corporation.

In addition to his experience as a Chief Executive Officer and public board service, Mr. Judge’s semiconductor experience includes 25 years with IBM. The Board determined that Mr. Judge’s business and management acumen and long-term focus on executive development and compensation make him a valuable asset to the Board and its Compensation and Audit Committees.

William H. Kurtz

Mr. Kurtz has been a director of PMC since April 2003. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, as its Chief Financial Officer in March 2008 and also its Chief Commercial Officer as of September 2010. Prior to joining Bloom Energy, Mr. Kurtz served as the Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company, from September 2005 to March 2008. From March 2004 until August 2005, Mr. Kurtz was Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc. From July 2001 to February 2004, Mr. Kurtz was Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc. From August 1998 to June 2001, Mr. Kurtz was Executive Vice President and Chief Financial Officer of Scient Corporation. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, Inc. (“AT&T”), including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant. He also served as a director of Redback Networks, Inc., a broadband networking equipment company, from October 1999 to January 2007.

The Board determined that Mr. Kurtz’s financial expertise, exemplified by his qualifications as a certified public accountant, his background and experience in a number of companies as Chief Financial Officer, and his broad experience in semiconductors and technology make him a valuable asset to the Board and to serve as the designated financial expert and chair of the Audit Committee.

Gregory S. Lang

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer and served as a director of Integrated Device Technology, Inc. (“IDT”), a developer of mixed signal semiconductor solutions. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel Corporation (“Intel”). Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is also a member of the board of directors of Intersil Corporation, an analog semiconductor company.

The Board determined that Mr. Lang’s position as PMC’s President and Chief Executive Officer provides him insight into the Company’s current operations, challenges, risks, and growth which is valuable to the Board in performing its oversight responsibilities and in making strategic decisions.

Frank J. Marshall

Mr. Marshall has been a director of PMC since April 1996 and has served as Lead Independent Director since May 2005. Mr. Marshall is an early stage technology investor and management consultant. Mr. Marshall served as interim Chief Executive Officer of Covad Communications Group from November 2000 until July 2001. From July 1995 to October 1997, Mr. Marshall was Vice President and General Manager, Core Products Business Unit, at Cisco Systems, Inc. From April 1992 to July 1995, Mr. Marshall was Vice President of Engineering for Cisco Systems, Inc. He also served as a director of Juniper Networks, Inc., a network equipment company, from April 2004 to February 2007 and was Chairman of the board of directors of NetScreen Technologies prior to its acquisition by Juniper Networks, Inc.

The Board determined that Mr. Marshall’s experience with communication customers brings the unique and valuable perspective of the customer into the boardroom. Moreover, his service on public company boards and deep knowledge of PMC make Mr. Marshall most qualified to serve as its Lead Independent Director.

Recommendation

PMC’s Board of Directors recommends a vote FOR each of the nominees to the Board of Directors to serve until the 2012 annual meeting of stockholders or until his successor is duly elected or appointed.

Vote Required

The seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Deloitte & Touche LLP as PMC’s independent auditors to audit its consolidated financial statements for fiscal 2011. During fiscal 2010, Deloitte & Touche LLP served as PMC’s independent auditors and also provided tax services. Although PMC is not required to seek stockholder ratification of this appointment, the Board believes it is good corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons and reconsider the appointment. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Incurred by PMC for Deloitte & Touche LLP

The following table shows the fees paid or accrued by PMC for audit and other services provided by Deloitte & Touche LLP for fiscal years 2010 and 2009. The increase in fees from fiscal 2009 to fiscal 2010 primarily reflects the increase in scope required by the two acquisitions PMC completed in 2010 and the decline of the US dollar against the Canadian dollar due to our audit fees being billed in Canadian dollars.

	2010	2009
Audit Fees(1)	$1,194,100	$838,190
Audit-Related Fees(2)	50,000	—
Tax Fees(3)	370,549	287,700

Total	$1,614,649	$1,125,890

(1)	Audit fees billed by Deloitte & Touche LLP for examination of PMC’s annual financial statements, the audit of internal control over financial reporting in 2010 and 2009, and the review of those financial statements included in PMC’s quarterly reports on Form 10-Q and annual reports on Form 10-K.
(2)	Audit-related fees consisted of professional services billed by Deloitte & Touche LLP in connection with consultations on financial accounting and reporting matters.
(3)	Tax compliance services billed by Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee approves such services by Deloitte & Touche LLP on the basis that the services are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Deloitte & Touche LLP presents an audit plan and fee proposal to the Audit Committee at mid-year for review. The approved plan and fees determine the scope of their fiscal year services. Any audit or non-audit services outside that scope (whether service or amount) is separately approved by the Audit Committee.

Recommendation

PMC’s Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors for the 2011 fiscal year.

Vote Required

The affirmative vote of a majority of the votes cast is required to confirm the appointment of Deloitte & Touche LLP as PMC’s independent auditors for the 2011 fiscal year.

PROPOSAL NO. 3

ADOPTION OF AMENDMENT TO CERTIFICATE

TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

The Board of Directors unanimously recommends that the stockholders approve and adopt the amendment to Article IX of the Certificate that would eliminate the right of the Company’s stockholders to cumulate their votes in the election of directors. The text of Article IX, as proposed to be amended, would be as follows:

“No holder of stock of any class or series of this Corporation shall be entitled to cumulate votes for the election of directors of this Corporation.”

Under Delaware law, stockholders do not have the right to cumulatively vote their shares in any election of directors unless a company’s certificate of incorporation provides otherwise. Article IX of the Certificate currently expressly authorizes cumulative voting. Cumulative voting enables a stockholder to cumulate voting power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that stockholder, or to distribute those votes among two or more nominees. The effect of cumulative voting is to potentially allow a stockholder that holds less than a majority of the outstanding voting power to elect one or more directors. For example, since seven directors are to be elected at the Annual Meeting, stockholders together holding a relatively small percentage of the outstanding common shares could elect one director who may not be supported by the vast majority of the Company’s stockholders by merely cumulating and casting their votes for a single director nominee.

The Board of Directors believes that each director is responsible to all of the Company’s stockholders, and not just to a minority stockholder group that has cumulatively voted their shares and that may have special interests contrary to those of the broader group of the Company’s stockholders. The election of directors who view themselves as representing a particular minority stockholder group could result in partisanship and discord on the Board, and may impair the ability of the directors to act in the best interests of the Company and all of its stockholders.

In addition, if cumulative voting is eliminated in the election of directors, then pursuant to an unanimous written consent of the Board approving amendments to the Company's bylaws that would take effect upon approval by the stockholders of this proposal and the effectiveness of the related amendment to the Certificate, the Company would have a majority voting standard for uncontested elections of directors. Consistent with the Board’s belief that the best long-term interest of all of the Company’s stockholders will be served by the elimination of cumulative voting, the Board also believes that the approval of a majority of the votes cast should be required for the election of members of the Board at uncontested elections.

However, should the Company’s stockholders elect to retain cumulative voting, the amendments to the Company’s bylaws that have been approved by the Board to implement a majority voting standard in the uncontested election of directors would not take effect. The Company believes that cumulative voting is incompatible with the objectives of a majority voting standard because cumulative voting empowers stockholders with less than a majority of the shares to determine the directors on the Board, while majority voting seeks to hold directors accountable to those with a majority of shares voting.

Accordingly, the Board has determined that it is appropriate and in the best interests of the Company and its stockholders to eliminate cumulative voting in director elections. The proposal to eliminate cumulative voting is not in response to any known stockholder efforts to remove any director or otherwise gain representation on the Board. Further, the recommendation to eliminate cumulative voting in director elections is not part of a plan by the Company’s management to adopt a series of anti-takeover amendments to the Company’s Certificate or bylaws, and management has no present intention to propose other anti-takeover measures in future proxy solicitations.

The Board believes that the elimination of cumulative voting supports the Company’s commitment to strong corporate governance, as well as a focused approach to manage the Company for the long-term benefit of all of its constituents.

If adopted, the amendment to the Certificate to eliminate cumulative voting in director elections will become effective upon filing with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote.

Recommendation

PMC's Board of Directors recommends a vote FOR the adoption of an amendment to the Certificate to eliminate the right of stockholders to vote cumulatively in director elections.

Vote Required

The affirmative vote of a majority of votes cast is required to adopt an amendment to the Certificate to eliminate cumulative voting in director elections. Should such stockholder approval not be obtained, then the Certificate will not be amended and stockholders will retain the right to cumulate their votes in director elections.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently-enacted Section 14A of the Exchange Act requires us to provide our stockholders with an advisory vote on executive compensation as described in this proxy statement (commonly referred to as Say-on-Pay), as well as an advisory vote on the frequency of the Say-on-Pay vote (also referred to as “Say-on-Frequency-on-Pay”).

As noted above in the “Compensation Discussion and Analysis” section of this proxy statement, PMC's compensation program utilizes elements including base salary, semi-annual performance based cash bonuses, equity incentives, retirement benefits and health and other benefits in order to achieve the goals of:

•	directly and substantially linking rewards to measurable corporate performance;

•

permitting sufficient flexibility to enable us to continue to attract, motivate and retain executive officers in a highly cyclical business environment and to support us in achieving its strategic business objectives;

•	incentivizing our executive officers in all stages of the cyclical economy of the semiconductor industry;

•	minimizing dilution by providing a mix of equity incentives within guidelines approved by the Compensation Committee;

•	providing competitive compensation with opportunity for above-market pay tied to above-target performance; and

•	ensuring that our executive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on PMC.

The Board believes that PMC’s compensation programs directly and substantially link rewards to measurable corporate performance. The process for determining compensation packages for our executive officers requires that the Compensation Committee, based on rigorous analysis and the advice of carefully selected outside advisors, use judgment and experience to carefully determine the optimal components of compensation for each executive officer.

For a more detailed discussion of PMC’s compensation philosophy, objectives and programs, we strongly encourage stockholders to review the proxy statement, and in particular the information contained in the “Executive Compensation” section of this proxy statement (beginning at page 28) including its Compensation Disclosure & Analysis and the tabular disclosures.

Recommendation

PMC’s Board of Directors recommends a vote FOR the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of PMC’s named executive officers as described in the proxy statement in the “Executive Compensation” section, including the “Compensation Discussion and Analysis” and the tabular and narrative disclosures therein required by Item 402 of SEC Regulation S-K.

Vote Required

Because the vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions about PMC’s executive compensation policies and practices.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As discussed above in Proposal No. 4, recently enacted legislation requires us to provide a separate non-binding stockholder vote at least once every six years to determine whether the stockholders’ Say-on-Pay vote should occur every one, two or three years. In addition, stockholders may abstain from voting.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for PMC.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and executive compensation philosophy, policies and practices.

Recommendation

The Board of Directors recommends a vote to conduct an annual advisory vote on executive compensation.

Vote Required

Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will consider the choice receiving the greatest number of votes as having been selected by PMC’s stockholders and take that selection into account when determining the frequency of future Say-on-Pay votes.

BOARD STRUCTURE

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Non-Employee Directors:
Robert L. Bailey(1)
Richard E. Belluzzo	Member
James V. Diller, Sr.(2)
Michael R. Farese		Member	Member
Jonathan J. Judge	Member	Chair
William H. Kurtz	Chair
Frank J. Marshall.(3)			Member(3)

Employee Director:
Gregory S. Lang

Number of Meetings in Fiscal 2010	8	4	1

(1)	Chairman
(2)	Vice Chairman
(3)	As Lead Independent Director, Mr. Marshall functionally serves as the Chair of the Nominating and Corporate Governance Committee.

Board Leadership Structure

PMC currently has eight directors. After fifteen years of service to the Board of Directors, Mr. Bailey decided not to stand for re-election so he may pursue other interests. Accordingly, Mr. Bailey’s term will end at the conclusion of the Annual Meeting. While the Board proposes seven nominees for re-election to the Board of Directors, it is currently conducting a search for possible additions to the Board.

Since 2008, PMC has separated the positions of Chief Executive Officer and Chairman of the Board. At this time the Board has not appointed another director to serve in the role of Chairman at the end of Mr. Bailey’s term. The Board believes that having a separate Chairman provides a more effective channel for the Board to express its views on management, and allows the Chief Executive Officer to focus more on the operation of the Company. In addition to separating the roles of the Chief Executive Officer and the Chairman of the Board, the Board maintains an active Lead Independent Director. For further information on the Lead Independent Director role, please see below under the heading “Lead Independent Director.”

Board’s Role in Risk Oversight

The Board’s risk oversight function is primarily administered through board committees. Generally, the board committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with the Company’s governance policies. In addition, the Audit Committee conducts an annual risk assessment and also oversees the management of risks related to the Company’s business objectives, including intellectual property, IT infrastructure, and business redundancy functions.

To assist the Audit Committee in its risk management oversight function, Internal Audit reports directly to the Audit Committee. The Audit Committee reviews with Internal Audit and management the categories of risk that PMC faces, including the likelihood of occurrence and the potential impact of such risks and mitigating measures. Treasury also regularly reports to the Audit Committee on the status of the Company’s cash reserves, and the Audit Committee periodically reviews with Treasury PMC’s investments to ensure compliance with the Investment Policy. The Compensation Committee works with management on the design of compensation programs. The Compensation Committee takes a conservative approach to this design to minimize risk to the Company, including consideration as to whether PMC’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Management reports directly to the Nominating and Corporate Governance Committee regarding compliance with Company policies, including the Company’s Code of Business Conduct and Ethics.

In carrying out their risk oversight duties, the board committees review management’s implementation of risk policies and procedures, and reviews reports from management, independent auditors, Internal Audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into PMC’s culture and day-to-day business operations.

Board Independence

The Board has determined that all of the director nominees, except Mr. Lang, satisfy the definition of independent director as established in the NASDAQ Stock Market listing standards. The Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in the NASDAQ Stock Market listing standards. In making its determination of director independence, the Board also considered any transactions involving the directors.

Meetings

During the 2010 fiscal year, the Board of Directors held nine meetings. Each of our directors attended at least 75% of all board and applicable committee meetings. The Chairman and each director serving as the chairperson of a board committee are required to attend the annual meeting of stockholders by phone or in person unless prevented by circumstances beyond his control. All directors attended the 2010 annual meeting of stockholders.

Lead Independent Director

Mr. Marshall has been the Board’s Lead Independent Director since May 2005. The Board elects to keep the Lead Independent Director in place even though it also intends to keep the Chairman and Chief Executive Officer positions separated. The Lead Independent Director has the following responsibilities:

•	authority to call meetings of the independent directors;

•	lead meetings of the independent directors in which the Chairman does not participate;

•	act as a liaison between the independent directors and the Chairman;

•	review agendas for board meetings in consultation with the Chairman and President and Chief Executive Officer;

•	receive communications from stockholders in accordance with the procedures specified in this proxy statement for communications with the Board;

•	be available for consultation with stockholders to the extent determined by the independent directors; and

•	retain legal or other advisors as deemed necessary and appropriate.

The Board believes that these responsibilities are substantially equal to the functions performed by a non-executive and independent Chairman of the Board.

Audit Committee

The Audit Committee consists of Mr. Belluzzo, Mr. Judge and Mr. Kurtz (who serves as Chair) and held eight formal meetings in fiscal 2010. The Board has determined that all of the Audit Committee members continue to be financially literate in accordance with SEC rules and has appointed Mr. Kurtz to continue to serve as the “audit committee financial expert” in accordance with SEC rules. The Audit Committee oversees Internal Audit and appoints and oversees the independent auditors. The Audit Committee approves the independent auditors’ fees and pre-approves any audit and non-audit services to be provided by the independent auditors. The Audit Committee also monitors the independence of the auditors.

The Audit Committee meets with PMC’s independent auditors, internal auditors and senior management to review the general scope of PMC’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit. The Audit Committee regularly meets with the independent auditors and the Internal Audit Director without management present.

The Audit Committee has authority to review and approve any proposed transactions between PMC and its officers and directors, or their affiliates. The Audit Committee also constitutes PMC’s Qualified Legal Compliance Committee and reviews any reports from PMC’s legal counsel of material violations of laws. A copy of the Audit Committee charter is available at: http://www.pmc-sierra.com/charter/audit.

Compensation Committee

The Compensation Committee currently consists of Mr. Farese and Mr. Judge (who serves as Chair) and held four formal meetings in fiscal 2010. The Compensation Committee reviews and approves PMC’s compensation policies, plans and programs, including the compensation of and employment agreements with its executive officers and annually evaluates compensation of members of the Board. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee serves as the plan administrator of PMC’s equity plans and oversees administration of its benefit programs. A copy of the Compensation Committee charter is available at: http://www.pmc-sierra.com/charter/compensation.

In fiscal 2010, the Compensation Committee hired an independent compensation consultant, Compensia, Inc., (“Compensia”) to advise the Compensation Committee directly, and to review the compensation approach and data used by management’s consultant. Compensia did not provide any other services to the Company in fiscal 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCGC”) currently consists of Mr. Farese and Mr. Marshall. As Lead Independent Director, Mr. Marshall functionally serves as the Chair of the NCGC. The NCGC held one formal meeting in fiscal 2010 but met on an ad hoc basis regarding a search for potential Board candidates (see below). The NCGC makes recommendations to the entire Board as to the size and composition of the Board and its committees. The NCGC determines criteria for board and committee membership, reviews and approves, if appropriate, conflicts of interest of directors and officers, and monitors PMC’s corporate governance. The NCGC supervises an annual board assessment of the Board’s own performance. Changes have been made to the Board’s process as a result of the Board’s self-assessment. The NCGC informally evaluates the performance of individual directors as part of the annual nomination process. A copy of the NCGC charter is available at: http://www.pmc-sierra.com/charter/nominatingcorpgovernance.

Consideration of Director Nominees

The NCGC selects nominees for annual election by the stockholders by first evaluating the Board which would result from re-electing directors willing to continue serving on the Board. If the NCGC wants to consider additional candidates, the directors and senior management suggest potential nominees. From time to time, PMC engages third party search firms to identify, screen and assist in recruiting potential nominees based on criteria provided by PMC. The NCGC, other Board members and senior management then meet with each candidate so that the NCGC has broad input in evaluating each candidate. The NCGC also confirms the candidate’s independence under SEC and NASDAQ rules. This consideration of director nominees may also occur between annual meetings if the NCGC determines that PMC would benefit from additional directors.

The NCGC believes that, in addition to factors such as the candidate’s integrity, judgment and reputation, PMC’s Board benefits from directors who share many of the following qualities or skills:

•	independence from management;

•	extensive business and industry experience, particularly in the technology sector;

•	experience as an executive officer of a publicly traded corporation;

•	experience as a director of a publicly traded corporation;

•	knowledge about the industries in which PMC’s end user customers participate, or the markets which those customers serve;

•	diversity of experience (including race/ethnicity, age, skills and experience);

•	absence of conflicts of interest; and

•	available time for service as a PMC director in light of the candidate’s other business and professional commitments.

The NCGC has no specific, minimum qualifications that it believes must be met for a position on PMC’s Board other than the financial expertise of potential Audit Committee members and whether at least one Audit Committee member qualifies as an “audit committee financial expert.” The NCGC does not have a formal policy with respect to diversity, but PMC’s Corporate Governance Guidelines expressly provide that the NCGC consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions.

During fiscal year 2010, at the NCGC’s request, the Company engaged David Powell, Inc. to assist it in identifying and screening potential Board candidates, and conducting reference checks and paid approximately $30,000 in connection with identification of possible candidates.

The NCGC will consider director candidates recommended by stockholders. To recommend a candidate, stockholders should submit to PMC’s Chief Executive Officer an analysis of the candidate’s independence and the factors listed above, and a description of any relationship between the stockholder and candidate. Submissions will be provided to the NCGC for consideration. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.

Corporate Governance

PMC has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, Board composition, compensation and administration. These Guidelines may be updated from time to time and have been revised since the last annual meeting of stockholders. The Governance Guidelines are available, along with other important corporate governance materials, on our website at http://www.pmc-sierra.com/governanceguidelines.

The Governance Guidelines provide, among other things, that:

•

the Board will exercise its business judgment to direct management in the best interests of stockholders of PMC. The Board may also consider the interests of the Company’s employees, customers, suppliers and creditors;

•	a majority of the directors must qualify as independent directors under all applicable regulations, including SEC and NASDAQ rules;

•	at least while the Chief Executive Officer is Chairman, and otherwise as it considers appropriate, the Board shall appoint a Lead Independent Director from among the independent directors;

•	at least four times annually, the independent directors will meet in executive session without the Chief Executive Officer or other members of management present;

•	the Board performs an annual effectiveness self-evaluation of the Board and its committees;

•	directors and executive officers are required to attain and maintain specified ownership levels of PMC’s common stock;

•	directors who are engaged in full-time employment as an executive of a publicly traded company should not serve on the boards of more than four publicly traded companies, including PMC’s Board;

•

directors shall notify the NCGC of any principal job change and submit their resignation; NCGC will make a recommendation to the Board as to whether that director shall be nominated for re-election at the next annual meeting or, in exceptional circumstances, resign;

•	the Board does not believe it should limit the number of terms for which an individual may serve as a director; and

•	as a general policy, a director will not be nominated for re-election at the annual meeting following the director’s 75th birthday.

Because the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines from time to time, as appropriate. For instance, if stockholders approve Proposal No. 3 of this proxy statement, that will give effect to changes already approved by the Board to (1) amend our bylaws to adopt majority vote in uncontested elections of directors and (2) revise our Governance Guidelines to include a director resignation policy applicable to any incumbent director who does not receive the vote required for re-election.

Expiration of Stockholder Rights Plan

We adopted a stockholder rights plan in 2001. Under its terms, the stockholder rights plan will expire on May 25, 2011. Our Board of Directors has decided that it is in the best interest of the Company and the Company’s stockholders not to renew the stockholder rights plan at present.

Communications with the Board

Any stockholder who desires to contact our Lead Independent Director or other members of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California 94089. Communications received in writing are reviewed internally by management and then distributed to the Lead Independent Director or other members of the Board as appropriate.

Code of Business Conduct and Ethics

PMC has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our President and Chief Executive Officer, our Chief Financial Officer, and our principal accounting officers. The Code of Business Conduct and Ethics is available on our website at http://www.pmc-sierra.com/codeofconduct.

Robert L. Bailey Biography

Although Mr. Bailey is not standing for re-election, his biography is provided to comply with SEC interpretive guidance: Mr. Bailey has been a director of PMC since October 1996 and his term will end following the Annual Meeting. Mr. Bailey joined PMC as its President in 1993 and served as PMC’s President and Chief Executive Officer from July 1997 until May 2008. He has served as Chairman of the Board since May 2005 and from February 2000 until February 2003. Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and was employed by Texas Instruments in management positions from June 1979 to August 1989. Mr. Bailey is also a director of Micron Technology, Inc., a provider of advanced semiconductor memory solutions, and Entropic Communications, a fabless semiconductor company.

EXECUTIVE OFFICERS

The following information about our executive officers is as of March 11, 2011.

Name of Officer	Age	Position
Gregory S. Lang	47	President and Chief Executive Officer
Ra’ed O. Elmurib	51	Vice President, Corporate Development and General Manager of the Microprocessors Products Division
Alinka Flaminia	49	Vice President, General Counsel and Corporate Secretary
Colin C. Harris	53	Vice President, Chief Operating Officer
Travis Karr	38	Vice President, General Manager of the Enterprise Storage Division
O. Daryn Lau	46	Vice President , General Manager of the Communication Products Division
Robert M. Liszt	54	Vice President, Worldwide Sales
Michael W. Zellner	55	Vice President, Finance and Chief Financial Officer
Mark C. Stibitz	52	Former Vice President, General Manager of the Enterprise Storage Division

Current:

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer, and served as a director, of IDT. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. At IDT he led the organization and the transformation of the company’s culture, financial structure, core competencies and product direction resulting in increased profits and revenue. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel where he built Intel’s client-side wired and wireless networking businesses. Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is a member of the board of directors of Intersil Corporation, an analog semiconductor company.

Mr. Elmurib has served as Vice President, Corporate Development and General Manager of the Microprocessor Products Division since January 2010 and as Vice President, General Manager of the Microprocessor Products Division since December 2006. Mr. Elmurib previously served as the Vice President, Corporate Development managing corporate business development and strategic investments, partnerships and acquisitions and, as Director of Sales for Asia Pacific and the Western U.S., oversaw the sales activities and managed the direct and channel sales force. Mr. Elmurib joined PMC in 2000 as a Regional Sales Manager for the South West region. Prior to joining PMC, Mr. Elmurib was the President of Unitec Sales, a manufacturer representative organization, and held various sales management positions at STMicroelectronics N.V.

Ms. Flaminia has served as Vice President and General Counsel since January 2007 and was appointed Corporate Secretary in February 2007. Ms. Flaminia was Senior Counsel at Xilinx, Inc. from March 2001 through 2006 where she provided legal services to the finance and corporate services, sales, marketing and human resources organizations worldwide which included providing legal counsel in the areas of: corporate and securities law; corporate governance; commercial transactions and tax; mergers and acquisitions; intellectual property licensing; sales and distribution contracts; antitrust and unfair trade practices; employment law; compensation and benefits; and litigation. Previously, Ms. Flaminia was employed by McAfee, Inc. (formerly known as Network Associates, Inc.) from December 1999 to March 2001 and was a Director of Legal Affairs in her last position held. From 1990 to November 1999, Ms. Flaminia was in private practice.

A founder of PMC, Mr. Harris has served as Vice President, Chief Operating Officer since April 2007. Prior to this appointment, he served as Vice President of Worldwide Operations at PMC from July 2004 to April 2007 and Vice President of IC Technology from May 1997 to July 2004. In 1992, he became PMC’s Director of Operations and subsequently Director of Quality Assurance.

Mr. Karr has served as Vice President and General Manager of the Enterprise Storage Division since August 2010. Mr. Karr joined the Communication Products Division in August 2008 and served as its Vice President and General Manager from January 2009 until August 2010. Prior to his role in the Communication Products Division, Mr. Karr served as the Vice President of Marketing of the Enterprise Storage Division from 2006 until August 2008. Mr. Karr joined PMC in 1996. Earlier positions held include Director of Product Marketing from 2003 to 2006 for storage products and, prior to 2003, Marketing Manager for communications products.

Mr. Lau has served as Vice President and General Manager of the Communication Products Division since August 2010. Prior to that appointment he was Vice President of Corporate Strategy and Technology Office since September 2008. Mr. Lau held increasingly senior positions at Applied Micro Circuits Corporation (“AMCC”) from May 2004 to August 2008, including serving as Senior Vice President, Corporate Strategy Office and CTO Office from October 2007 to August 2008, where he was responsible for running AMCC’s semiconductor business, including the architecture group, strategic and product marketing, engineering development and customer support. From May 2004, when IDT acquired ZettaCom, a supplier of high-performance network semiconductor solutions co-founded by Mr. Lau, until April 2005, Mr. Lau served as Vice President and General Manager of the Serial Switching Division of IDT. After co-founding ZettaCom in October 1999, Mr. Lau served as its President and Chief Executive Officer until the acquisition by IDT. Prior to that, Mr. Lau held various technical leadership and management roles at Cisco Systems from 1993 to September 1999.

Mr. Liszt has served as Vice President of Worldwide Sales since March 2006. He was Vice President, Global Sales at Agere Systems, Inc. (now known as LSI Logic Corporation) from November 2005 to February 2006 and Vice President, North American Sales from May 2002 until November 2005 where he provided sales leadership and account strategies for a diverse group of sales professionals, field application engineers and sales operations teams. He was also responsible for establishing hybrid sales channels which included global distribution representatives and direct sales organizations targeting market leading OEM’s. He was Vice President Components Division at NEC Electronics Corporation from January 2001 until May 2002, Vice President, North American Sales from June 1999 to January 2001 and Vice President of Geographic Sales from September 1998 to May 1999. From 1982 to 1998, he held sales management positions with Hitachi America Semiconductor (“Hitachi”) where he focused on developing and executing on sales strategies that would promote multiple Hitachi product sales into global accounts including semiconductors, display systems and disk drives.

Mr. Zellner has served as Vice President, Finance and Chief Financial Officer since March 2007. Mr. Zellner was Senior Vice President of Finance and Administration, Chief Financial Officer at Wind River Systems, Inc. (“Wind River”) from October 2000 through February 2007, where he was responsible for Wind River’s financial requirements including managing the company’s capital structure, corporate infrastructure, ensuring financial integrity of results as regulated by the SEC and acting as the lead interface to the investment community. Wind River’s information technology, legal and real estate functions also reported to Mr. Zellner. Mr. Zellner was employed by Applied Materials, Inc. from July 1990 to October 2000 where he held a variety of management positions, the last of which was Senior Director of Finance, Transistor Capacitor and Gate Division. Mr. Zellner worked at UNISYS Corporation from 1978 to 1990.

Former:

Prior to his voluntary resignation effective September 14, 2010, Mr. Stibitz served as Vice President and General Manager of PMC’s Enterprise Storage Division since December 2001. He was a Vice President and General Manager at Agere Systems, Inc. (formerly Lucent Technologies Microelectronics Group, now known as LSI Logic Corporation) from September 1996 to December 2001. Prior to that, Mr. Stibitz was the ASIC Product Line Director at AT&T Microelectronics (now known as LSI Logic Corporation) and a member of AT&T Bell Labs technical staff for fifteen years.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 26, 2010, concerning:

•	beneficial ownership of PMC’s common stock by all persons known to PMC to be the beneficial owners of 5% or more of PMC’s common stock;

•	beneficial ownership of PMC’s common stock by all directors, nominees and Named Executive Officers; and

•	beneficial ownership of PMC’s common stock by all directors and executive officers as a group.

Under the rules of the SEC, “beneficial ownership” includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of February 26, 2011 (within 60 days of December 26, 2010), through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. This information is not indicative of beneficial ownership for any other purpose. As of March 1, 2011, there are no arrangements known to PMC, including any pledge by any person of securities of PMC, the operation of which may at a subsequent date result in a change in control of the Company. Unless otherwise indicated, the address of each of the individuals named below is c/o PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California 94089.

Name	Number of Shares	Approximate Percentage Ownership
Fidelity Management & Research(1)	34,852,644	15.0%
Wells Fargo and Company(2)	14,467,582	6.2%
T. Rowe Price Associates, Inc.(3)	14,119,000	6.1%
Waddell & Reed Investment Management Company(4)	14,093,918	6.1%
Citadel Investment Group II, LLC(5)	12,503,601	5.4%
BlackRock, Inc.(6)	12,375,777	5.3%
Robert L. Bailey(7)	2,389,025	1.0%
Richard E. Belluzzo(8)	263,769	*
James V. Diller, Sr.(9)	2,223,912	*
Michael R. Farese(10)	143,769	*
Jonathan J. Judge(11)	223,769	*
William H. Kurtz(12)	273,769	*
Gregory S. Lang(13)	1,259,562	*
Frank J. Marshall(14)	496,061	*
Michael W. Zellner(15)	370,997	*
Colin C. Harris(16)	898,799	*
Robert M. Liszt(17)	343,246	*
Travis Karr (18)	83,397	*
Mark C. Stibitz(19)	15,255	*
All directors and executive officers as a group (16 persons)(20)	9,536,286	4.1%

*	Less than 1%.
(1)	Based solely on information reported by FMR LLC (“FMR”) on Schedule 13G/A filed with the SEC on February 14, 2011, FMR has sole voting power over 37,900 shares. FMR is a parent holding company and has sole dispositive power over all reported shares beneficially owned through multiple entities to which it is a direct or indirect parent. Edward C. Johnson 3rd, as chairman of FMR, has sole dispositive power with respect to all reported shares. The address of FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)

Based solely on information reported by Wells Fargo and Company (“Wells Fargo”), on behalf of itself and its subsidiaries, on Schedule 13G filed with the SEC on January 25, 2011, Wells Fargo has sole voting power over 10,455,266 shares and sole dispositive power over 14,461,660 shares. The address of Wells Fargo is 525 Market Street, 10th Floor, San Francisco, CA 94105.

(3)

Based solely on information reported by T. Rowe Price Associates, Inc. (“Price Associates”) on a Schedule 13G/A filed with the SEC on February 11, 2011, these securities are owned by various individual and institutional investors (which own 14,119,000 shares, representing 6.1% of the shares outstanding), to which

Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based solely on information reported by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”) on Schedule 13G/A filed with the SEC on February 8, 2011 (i) WDR has sole indirect voting and dispositive power with respect to all reported shares; (ii) WRFSI has sole indirect voting and dispositive power with respect to 5,137,969 shares; (iii) WRI has sole indirect voting and dispositive power with respect to 5,137,969 shares; (iv) WRIMCO has sole direct voting and dispositive power with respect to 5,137,969 shares; and (v) IICO has sole direct voting and dispositive power with respect to 8,955,950 shares. The address for these entities is 6300 Lamar Avenue, Overland Park, KS 66202.
(5)

Based solely on information reported by Citadel Investment Group II, L.L.C. (“Citadel”) on Schedule 13G filed with the SEC on February 10, 2011, Citadel has shared voting and dispositive power with respect to all reported shares. Mr. Kenneth Griffin who also has shared voting and dispositive power with respect to all reported shares is the president and chief executive officer of, and owns a controlling interest in, Citadel. The address of Citadel is c/c Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(6)

Based solely on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed with the SEC on February 8, 2011, BlackRock has sole voting and dispositive power with respect to all reported shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(7)	Includes (i) 2,018,040 shares subject to option exercise within 60 days of December 26, 2010 and (ii) 340,763 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock.
(8)	Includes 248,000 shares subject to option exercise within 60 days of December 26, 2010.
(9)	Includes (i) 492,840 shares held by James V. Diller, Sr., and June P. Diller, Trustees of the James V. Diller and June P. Diller Trust UA 07/20/77; (ii) 697,533 shares held by the James Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; (iii) 697,534 shares held by the June Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; and (iv) 336,005 shares subject to option exercise within 60 days of December 26, 2010.
(10)	Includes 128,000 shares subject to option exercise within 60 days of December 26, 2010.
(11)	Includes 208,000 shares subject to option exercise within 60 days of December 26, 2010.
(12)	Includes 258,000 shares subject to option exercise within 60 days of December 26, 2010.
(13)	Includes 1,259,562 shares subject to option exercise within 60 days of December 26, 2010.
(14)	Includes (i) 318,000 shares subject to option exercise within 60 days of December 26, 2010 and (ii) 123,328 shares held by Timark, L.P. for which Mr. Marshall is General Partner. Mr. Marshall disclaims beneficial ownership over the shares held by Timark, L.P. except to the extent of his pecuniary interest therein.
(15)	Includes 357,916 shares subject to option exercise within 60 days of December 26, 2010.
(16)	Includes (i) 819,479 shares subject to option exercise within 60 days of December 26, 2010 and (ii) 20,412 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by Mr. Harris’ spouse and in trust for Mr. Harris’ three children. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock.
(17)	Includes 338,750 shares subject to option exercise within 60 days of December 26, 2010.
(18)	Includes 68,064 shares subject to option exercise within 60 days of December 26, 2010.
(19)	Includes no shares subject to option exercise within 60 days of December 26, 2010.
(20)	Includes (i) 6,868,232 shares subject to option exercise within 60 days of December 26, 2010 and (ii) 361,175 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by two executive officers listed above. See notes (7) and (16) above.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

Retainer, Meeting Fees and Equity Compensation

Our directors receive annual cash and equity compensation for Board and committee service and for serving a leadership role chairing the Board or a committee or acting as Lead Independent Director. The annual retainer fees are based on an estimated number of meetings per year and are paid in a lump sum after the elections at the annual meeting of stockholders are certified, which begins the next term of the Board. The Compensation Committee has the discretion to pay meeting fees although none were approved for 2010. Directors may elect to receive equity in lieu of cash for their annual retainer fees but no Directors made this election in 2010. In addition, the directors have a change in control benefit; immediately upon the effective date of a change of control, options and RSUs held by our directors that are outstanding and unvested will become fully vested. Please see “Change of Control and Severance Agreements” on page 47 for the events that constitute a “change of control.”

The components of director compensation in effect for the 2010-2011 Board term are generally as follows:

Compensation Item	2010		2011
Annual Retainer(1)	$40,000		$40,000
Board meeting payment(2)	$4,000		$4,000
Per Committee meeting payment(3)	$1,000		$1,000
Initial Stock Option	40,000	shares(4)	40,000	shares(4)
Annual Stock Option	24,000	shares(5)	24,000	shares(5)
Annual Restricted Stock Unit Award(1)	$40,000	(5)	$40,000	(5)
Annual Fee for Audit Committee Chair(1)	$25,000		$25,000
Annual Fee for Compensation Committee Chair(1)	$10,000		$10,000
Annual Fee for Lead Independent Director(1)	$15,000		$15,000
Annual Fee for Non-Executive Chair	$15,000		$15,000
Annual Fee for each Audit committee member except Audit Committee Chair(1)	$9,000		$9,000
Annual Fee for each Compensation committee member except Compensation Committee Chair(1)	$5,000		$5,000
Annual Fee for each Nominating and Corporate Governance committee member(1)	$3,000		$3,000

(1)	Directors may elect annually not to receive the cash payment and instead to receive: (i) a fully vested option, exercisable at fair market value on the date of grant, to purchase a number of shares equal to three times the cash payment times 60%, divided by the per share market value on the date of grant; and (ii) a fully vested RSU award entitling the director to receive a number of shares equal to three times the cash payment, times 40%, divided by three, divided by the per share market value on the date of grant.
(2)	Board meeting fees may be paid at the Compensation Committee’s discretion up to $4,000 per day if the Board convenes and the individual attends more than six Board meetings during the director’s term.
(3)	Committee meeting fees of $1,000 per meeting will be paid for committee meetings at the Compensation Committee’s discretion in the following situations: (i) where the committee chair invites a non-committee Board member to attend a committee meeting and the chair determines that a meeting fee will be paid; and (ii) for meetings in excess of the scheduled number of annual meetings for each committee.
(4)	Directors receive a stock option to purchase 40,000 shares upon joining the Board. This stock option vests 1/24 per month over two years, and has an exercise price equal to the fair market value of the stock on the date of grant.
(5)

Each Board member received one grant of stock options to purchase 24,000 shares and one award of RSUs equivalent to $40,000 in value in accordance with PMC’s established practices. Stock options are unvested on their grant date and have an exercise price equal to the fair market value of the common stock on the grant date. RSUs will be exchanged at the fair market value of the common stock according to the vesting schedule. The directors’ annual grant of options will vest 1/12th per month until they are fully vested after one year and the annual award of RSUs will vest entirely after one year.

Director Compensation in Fiscal 2010

The following table sets forth the annual compensation received by or on behalf of the members of the Board of Directors (other than the Chief Executive Officer) for the fiscal year ended December 26, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)(7)
Robert L. Bailey	$55,000	$40,000	(3)	$102,720	(4)	$18,072	(5)	$215,792
Richard E. Belluzzo	$49,000	$40,000	(3)	$102,720	(4)			$191,720
James V. Diller, Sr.	$42,000	$40,000	(3)	$102,720	(4)	$7,403	(6)	$192,123
Michael R. Farese	$48,000	$40,000	(3)	$102,720	(4)			$190,720
Jonathan J. Judge	$59,000	$40,000	(3)	$102,720	(4)			$201,720
William H. Kurtz	$65,000	$40,000	(3)	$102,720	(4)			$207,720
Frank J. Marshall	$58,000	$40,000	(3)	$102,720	(4)			$200,720

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on February 24, 2011.
(2)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on February 24, 2011.
(3)	The amount indicated reflects the grant date fair value for RSUs granted with the following fair value as of the grant date: 4,969 RSUs were granted on May 25, 2010 with a fair value of $8.05 per unit.
(4)	Reflects the grant date fair value for stock option grants with the following fair values as of the grant date: 24,000 options were granted on June 1, 2010 with a fair value of $102,720.00. As at December 26, 2010, Mr. Bailey had an aggregate of 2,026,040 options outstanding, Mr. Belluzzo had an aggregate of 256,000 options outstanding, Mr. Diller had an aggregate of 344,005 options outstanding, Mr. Farese has an aggregate of 136,000 options outstanding, Mr. Judge had an aggregate of 216,000 options outstanding, Mr. Kurtz had an aggregate of 266,000 options outstanding, and Mr. Marshall had an aggregate of 326,000 options outstanding.
(5)	Pursuant to Mr. Bailey’s Transition Agreement entered into in connection with his retirement in 2008 as our CEO and President, PMC reimbursed Mr. Bailey $18,072.27 toward medical, dental, and vision insurance for himself and his dependents.
(6)	PMC reimbursed Mr. Diller $7,403.16 for medical insurance of Mr. Diller and his wife. The Company has agreed to reimburse Mr. Diller for annual health insurance premiums for his lifetime since the time of Mr. Diller’s resignation from the position of Chief Executive Officer of PMC in 1997.
(7)	The Company did not pay any non-equity incentive plan compensation or any non-qualified deferred compensation to its directors in 2010.

Compensation of Employee Directors

Mr. Lang is a director as well as President and Chief Executive Officer of PMC. Mr. Lang received a base salary, equity, an incentive bonus and other cash compensation paid for his service as an executive officer, which compensation is detailed in the Summary Compensation Table on page 40. Mr. Lang did not receive any retainer, meeting fees or equity paid to non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the 2010 compensation program for the principal executive officer, the principal financial officer, the three executive officers (other than the principal executive officer and principal financial officer) at fiscal year-end who were PMC’s most highly compensated executives, and a former executive officer who would have been among PMC’s most highly compensated executives at fiscal year-end but for his resignation effective September 14, 2010 (collectively, the “Named Executive Officers”). The Named Executives Officers for fiscal 2010 were:

•	Gregory S. Lang, our President and Chief Executive Officer (our “Chief Executive Officer”);

•	Michael W. Zellner, our Vice President, Finance and Chief Financial Officer;

•	Colin C. Harris, our Vice President, Chief Operating Officer;

•	Travis Karr, our Vice President, General Manager, Enterprise Storage Division;

•	Robert M. Liszt, our Vice President, Worldwide Sales; and

•	Mark C. Stibitz, our former Vice President, General Manager, Enterprise Storage Division.

In this Compensation Discussion and Analysis, PMC is referred to as “our,” “us,” “we,” or “the Company.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2010. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in 2010, and discusses the key factors that the Committee considered in determining their compensation.

2010 Highlights

Fiscal 2010 Business Results

Although the volatility in the global economic environment over the past two fiscal years presented several challenges for the semiconductor sector, in 2010 we experienced a broad recovery and achieved significant positive financial results:

•	Generated net revenue of $635 million, an increase of 28% over our net revenues of $496 million in 2009;

•

Achieved an increase in non-GAAP operating income from 2009 to 2010 of 45%, $173 million in 2010 compared to $119.8 million in 2009. GAAP operating income grew to $108.6 million in 2010 compared to $56.6 million in 2009; and

•

Achieved non-GAAP diluted net income-per-share growth of 44%, $0.72 in 2010 compared to $.50 in 2009. Achieved an increase in GAAP net income of $83.2 million in 2010 compared to $46.9 million in 2009.

Consequently, we believe that we are well-positioned to execute on our long-term strategic objectives over the next several years.

A GAAP to non-GAAP reconciliation of the above financial measures is provided at the end of this proxy statement on page 56.

Significant Executive Compensation Actions

As reflected in our compensation philosophy, we set the compensation of our executive officers, including the Named Executive Officers, based on their ability to achieve annual operational objectives that further our long-term business objectives and create sustainable long-term stockholder value in a cost-effective manner.

For 2010, the Committee set the total direct compensation for our Chief Executive Officer as follows:

•	Base salary—Mr. Lang’s annual base salary was maintained at its 2009 level of $630,000. Based on our 2010 total compensation analysis, this base salary was in the 75th percentile of the Peer Group.

•

Incentive bonus—Mr. Lang’s Short Term Incentive Program (“STIP”) bonus target was 100% of base salary (or $630,000), which was at the median of the Peer Group. His actual bonus for 2010 was 117.2% of target, consistent with the Company’s performance against its annual plan of record target and the Committee’s assessment of Mr. Lang’s individual performance.

•

Equity award—Mr. Lang was granted a stock option to purchase 333,000 shares of our common stock with an exercise price of $9.06 which was the closing market price of our common stock on the grant date of April 6, 2010; and received 74,000 restricted stock units granted May 25, 2010. The aggregate value of these equity awards was at the 60th percentile of the Peer Group.

For 2010, the Committee took the following actions with respect to the compensation of our executive officers, including the other Named Executive Officers:

•	Base salary—executive salaries increased an average of 3% over their 2009 levels.

•

Incentive bonus—after taking into consideration all of the performance metrics that comprise STIP, actual STIP bonuses paid to Named Executive Officers for 2010 ranged from 2.7% below individual target to 17.2% above individual target; and

•

Equity award—made executive officers stock option and restricted stock units awards with aggregate values ranging from approximately $653,000 to approximately $2,100,000. The aggregate value of these equity awards ranged from the 60th percentile to the top quartile of the Peer Group.

The Committee determined that 2010 STIP cash bonuses for the Named Executive Officers were reasonable in recognition of our strong financial performance, increased profitability, and success in attaining a majority of the objectives in our 2010 Plan of Record, an internal financial plan setting out our strategic and operational objectives for the year.

Further, the Committee determined that the 2010 equity compensation awards for the Named Executive Officers were consistent with its total direct compensation objective of maintaining market competitiveness and retention value. The Committee also took into consideration the fact that, consistent with our compensation philosophy, the equity awards further increased the Named Executive Officers’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subjecting a significant portion of their total compensation to fluctuations in the market price of our common stock.

2011 Compensation

For 2011, the Committee provided a 4.8% increase in Mr. Lang’s base salary to $660,000 which is in the 60th percentile for chief executive officers in our Peer Group. Mr. Lang’s STIP bonus target remains at 100% of his base salary. Mr. Lang’s total cash compensation is in the 60th percentile of the Peer Group. The Committee also approved increases ranging from 2%-10% in the base salaries of our other serving Named Executive Officers; total cash compensation for this group in 2011 is in the 65th percentile of the Peer Group.

Significant Corporate Governance Actions

During 2010, our Board of Directors took the following actions to enhance our corporate governance standards in our executive compensation practices:

•	Revised our insider trading policy to prohibit our executive officers from margining any of their shares of our common stock.

•

Adopted a compensation recovery (“clawback”) policy for our short-term incentive plan that requires our Chief Executive Officer and Chief Financial Officer to repay any bonus earned for a financial period that is subsequently restated if our Board of Directors determines that the restatement resulted from the individual’s gross-recklessness or intentional misconduct.

•

Added to STIP a measurement of business unit or functional group objectives – in addition to Company and individual performance objectives – which are annual operational objectives aligned with each of the executive officers’ organizational responsibilities. These business unit or functional group objectives are intended to align with our corporate goals and better relate the impact of performance to pay.

•	Our Internal Audit Department conducted a review of our compensation programs and determined that these programs were not reasonably likely to present a material adverse risk to the Company.

We also endeavored to maintain good governance standards in our executive compensation practices. The following policies remained in effect in 2010:

•

To align the interests of our executive officers, including the Named Executive Officers, with the interests of our stockholders, we maintain stock ownership guidelines that require that each executive officer retain a minimum equity ownership interest in the Company.

•

We do not provide significant perquisites or other personal benefits to our executive officers, including the Named Executive Officers. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs and are rewarded under the same STIP bonus program as our other regular employees.

•

We have operated with the roles of Board Chair and Chief Executive Officer held by separate individuals since the second quarter of 2008 and, although we have not yet identified a Chairman to succeed Mr. Bailey at the end of his term, the present intention is to keep these roles separate.

•

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, including the Named Executive Officers.

•

The Committee retains its own advisors on executive and director compensation and other matters presented to the Committee. The advisors to management on executive compensation and equity practices do not provide any other services to the Company.

Compensation Philosophy and Objectives

We use our executive compensation program to reward performance and strike a balance between executive retention and stockholder return by:

•	directly and substantially linking rewards to measurable corporate performance;

•

permitting sufficient flexibility to enable us to continue to attract, motivate and retain executive officers in a highly cyclical business environment and to support us in achieving our strategic business objectives;

•	incentivizing our executive officers in all stages of the cyclical economy of the semiconductor industry;

•	minimizing dilution by providing a mix of equity incentives within Committee-approved guidelines;

•	providing competitive compensation with opportunity for above-market pay tied to above-target performance; and

•	ensuring that our executive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of “independent” directors as determined in accordance with various NASDAQ, Securities and Exchange Commission and Internal Revenue Code rules. The Committee’s objective is to ensure that the total compensation paid to our executive officers, including the Named Executive Officers, is fair, reasonable, and competitive. The Committee reviews and approves the total compensation, as well as each compensation element, for our executive officers, including the Named Executive Officers. Generally, the compensation and benefits provided to the Named Executive Officers are structured similarly to those provided to our other executive officers and employees.

The Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available at: http://www.pmc-sierra.com/charter/compensation.

Role of Management

In the first quarter of the year, management prepares and submits to the Committee annual performance ratings and compensation recommendations for our executive officers, including the Named Executive Officers, for review and approval. These recommendations are based on the executive officers’ performance in the prior year, expectations for individual contributions in the upcoming year and a comparative analysis of our executive compensation practices to the competitive market, as described below. The Committee considers, but is not bound to and does not always accept, management’s executive compensation recommendations.

Management attends all or a portion of the Committee’s regularly-scheduled meetings (four per year), but the Committee also meets and confers without management present. The Committee discusses our Chief Executive Officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers. The Committee may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee’s charter.

Role of Compensation Consultant

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. In 2010, the Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to apprise the Committee on executive compensation trends, advise the Committee on management’s proposals, and assist the Committee in determining our Chief Executive Officers’ compensation. Compensia reports to the Committee rather than to management, although Compensia may meet with or confer with management from time to time for purposes of gathering information in connection with projects the Committee assigns to Compensia and to evaluate proposals that management may make to the Committee.

In 2010, under the Committee’s supervision, management continued to engage Towers Watson & Co., an international compensation consulting firm (“Towers”), to analyze each executive officer’s compensation and to provide peer company data for comparison. Towers provided management with competitive market data obtained from compensation surveys and proxy statement data to review continued suitability of our Company-wide compensation and equity programs and identify trends in executive compensation. Towers reports on its market studies in the fourth quarter of each year to frame the following year’s executive compensation decisions.

Towers’ 2009 study formed the basis of recommendations for the 2010 compensation of our executive officers. Management used the Towers study to compare each element of total direct compensation, including base salaries, cash compensation and equity awards against similar roles within a group of peer companies in the United States semiconductor industry which have similar financial profiles to us or against which we compete for business and talent (the “Peer Group”) as well as published survey data (Radford) for the semiconductor industry for similarly sized organizations.

During the third quarter of 2010, the Committee determined that we would reference the same Peer Group as it has used for 2009, which consisted of the following companies:

Altera Corporation	OmniVision Technologies, Inc.
Applied Micro Circuits Corporation	QLogic Corporation
Atheros Communications, Inc.	RF Micro Devices, Inc.
Broadcom Corporation	Silicon Laboratories Inc.
Emulex Corporation	Skyworks Solutions, Inc.
Integrated Device Technology, Inc.	Standard Microsystems Corporation
Intersil Corporation	Zoran Corporation
Marvell Technology Group Ltd.

Elements of Compensation

In setting the compensation levels for our executive officers, including the Named Executive Officers, the Committee takes into consideration the proposed compensation package as a whole and each compensation element individually. The Committee also considers the executive officer’s past and expected future contributions to our business and the market data prepared by Towers on the cash compensation and equity awards for comparable executive officer positions in the Peer Group. Incentive compensation is compared to the Peer Group on a target and actual basis in the most recent fiscal year. Stock options are valued using a Black-Scholes option pricing model. We also reference equity awards as a percentage of the total number of shares of common stock outstanding.

We strongly believe in engaging and retaining the best talent for critical functions, which can pitch our compensation targets against significant compensation packages with current or other potential employers. Thus, in order to enable us to hire and retain talented executives, the Committee may determine that it is in our best interests to deviate from our standard compensation practices when such deviation is required by competitive or other market forces.

Base Salary

A competitive base salary is provided to each executive officer to recognize the skills and experience that individual brings to the Company, the contributions he or she makes and the responsibilities he or she undertakes. In considering base salary adjustments, the Committee targets the median (50th percentile) of the base salaries of executive officers in comparable positions in the Peer Group. Other factors considered include internal comparisons, individual skills and experience, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above.

After considering the compensation targets, management recommendations and other factors, the Committee increased the base salaries of our executive officers, including the Named Executive Officers, by an average of 2.89% for 2010. On average, the base salaries of the Named Executive Officers for 2010 were between the median and 75th percentile of comparable positions in the Peer Group.

The base salaries paid to the Named Executive Officers during 2010 are set forth in the “Salary” column of the Summary Compensation Table on page 40.

Short-Term Incentive Program

In 2010, our executive officers, including the Named Executive Officers, participated in STIP, our annual bonus program designed to reward individual, group and corporate performance for attainment of pre-established goals. STIP had four components in 2010:

•	the individual’s annual bonus target, which was a percentage of base salary as set by the Committee;

•	a bonus pool determined by the Company’s performance against an annual profitability target in its operating plan, as approved by our Board of Directors before the start of the year;

•	the annual business unit or functional group objectives established with each of the executive officers at the beginning of the year; and

•	individual performance against annual objectives as set by our Chief Executive Officer and discussed quarterly and rated at least at year-end.

The calculation for the annual STIP bonus payout works as follows:

Target Bonus	X	Percentage of Achievement of Company Performance	X	Percentage of Achievement of Business Unit/Functional Group Goals	X	Percentage of Achievement of Individual Performance Objectives	=	Bonus Payout

Individual Annual Bonus Targets

As established by the Committee, the individual bonus targets for the Named Executive Officers for 2010 were as follows:

Named Executive Officer	Bonus Target (as a percentage of base salary)
Gregory S. Lang President, Chief Executive Officer	100%
Michael W. Zellner Vice President, Finance and Chief Financial Officer	60%
Colin C. Harris Vice President, Chief Operating Officer	60%
Travis Karr Vice President, General Manager, Enterprise Storage Division	50%
Robert M. Liszt Vice President, Worldwide Sales	55%
Mark C. Stibitz Former Vice President, General Manager, Enterprise Storage Division	50%

The bonus targets for the serving Named Executive Officers are the same in 2011 except for our Chief Operating Officer whose target was increased to 70%.

Company Performance Target

The size of the pool used to fund bonuses under STIP is determined based on the Company’s performance against a pre-established target for our earnings before interest and taxes (“EBIT”), on a non-United States generally accepted accounting principles (“non-GAAP”) basis, as set in the Company’s 2010 Plan of Record, an internal, non-public financial plan approved by our Board of Directors prior to the fiscal year and reviewed quarterly.

We use non-GAAP operating measures, such as non-GAAP EBIT, internally to evaluate our operating performance. The target level for this performance measure, like all of the target levels in the Plan of Record, is considered by management to be aggressive but not unattainable, and is based on management’s evaluation of customer feedback and demand projections, historical revenue and trends, expense projections and industry and economic environment, among other things. Because the Plan of Record represents a proposed annual business plan and we only discloses our business outlook of a limited number of financial metrics one fiscal quarter in advance, we believe that disclosure of the Plan of Record would be competitively harmful and confusing to investors. A description of how we calculated non-GAAP operating income and non-GAAP net income in 2010 is set forth on page 56.

The Committee does not believe that bonuses should be paid unless more than 50% of the Company performance target is met. Thus, STIP requires a minimum achievement threshold of 50% of the Plan of Record target level for the EBIT measure to fund the bonus pool regardless of achievement against other performance metrics. The Committee believes that payment for achievement over 50% of the Plan of Record target level is valuable for retention and competitiveness but is capped at 200% of the individual target. We calculate achievement above and below target in a linear fashion; there are no accelerators built into the calculation.

Business Unit or Functional Group Objectives

In 2010, we added a business unit or functional group achievement component to STIP. The objective of this performance measure is to create annual operational goals that are specific to the business unit or functional group and instill the understanding that success or failure in achieving the team goals will have a direct impact on individual compensation. The business unit or functional group component has a scoring range of 0% to a cap of 125% achievement.

The executive officers have written annual objectives for their business unit or function group which are reviewed quarterly. Our Chief Executive Officer is responsible for the entire organization. The performance objectives of our executive officers, including the serving Named Executive Officers, are dynamic, short-term goals that are specific to the individual’s area of responsibility and align with the Plan of Record and our strategic and operational objectives.

Depending on the executive officer, the performance objectives may relate to business unit financial achievement, project execution, design wins, operational excellence or major new initiatives. For example, the objectives for the general manager of a product division may include goals regarding revenue and operating income for their division, new product execution, major design wins and new product definition. The objectives for the chief operating officer may include delivery against customer requests and commitments, quality measures and cost reductions. The targets levels established for each performance objective are realistic but attainable only with significant effort

Individual Performance

At the end of each quarter in 2010, our Chief Executive Officer reviewed each executive officer’s achievement against his or her stated performance objectives. Individual achievement on the performance objectives may exceed 100%, enabling an individual multiplier in excess of 100%. Thus, executive officers who do not perform as well individually may receive a smaller bonus which allows funds remaining in the bonus pool to be used to increase the bonus awarded to individuals who may have exceeded their individual performance objectives.

2010 STIP Payments

In 2010, STIP was measured at mid-year with progress payments made based on expectations of the year’s achievement against performance targets. Final STIP payments for 2010 reflected actual Company performance in 2010 and the final rating of the individual and business unit or functional group achievement, less the mid-year performance payment to each individual. We finished 2010 at 117.2% of our EBIT target as set forth in the 2010

Plan of Record. Taking into account all final performance measures, 2010 STIP bonuses earned by our serving Named Executive Officers ranged from 2.7% below individual target to 17.2% above individual target.

The cash bonuses paid to the Named Executive Officers for 2010 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 40.

Compensation Recovery (“Clawback”)

As part of our ongoing corporate governance efforts, we adopted a compensation recovery (“clawback”) policy whereby, effective in 2010, our Chief Executive Officer and Chief Financial Officer may be required to repay a bonus earned for a financial period that is subsequently restated if our Board of Directors determines that the restatement resulted from the individual’s gross-recklessness or intentional misconduct.

Equity Awards

The Committee believes that equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders. To support our retention objectives, all equity awards are subject to vesting provisions to encourage executive officers to remain employed with and invested in the Company. Based on recommendations from management, the Committee selects the executive officers to whom equity awards may be granted, the amount of our common stock to be subject to the award and the terms and conditions of the award. The Committee uses both stock options and restricted stock unit awards (“RSUs”) as equity incentives for our executive officers including the Named Executive Officers.

The Committee uses the share value transfer (“SVT”) method as its primary metric of setting and measuring our equity utilization. SVT expresses the value of equity granted as a percentage of market capitalization. The Committee also continues to reference various other data points such as Peer Group utilization and ISS grant guidelines.

The amount of the equity awards granted to our executive officers are based on a number of factors including: Peer Group data for executive officers in comparable positions, internal comparisons to the executive officer’s peers, individual skills and experience, the executive officer’s performance and specific contributions during the prior year and the expectations for future contributions. The equity awards granted in 2010 by the Committee to our executive officers, including the Named Executive Officers, were between the 60th and the top quartile of the equity awards granted to executive officers in comparable positions in the Peer Group to executives in comparable positions. During 2010, the Committee approved stock option grants to the Named Executive Officers (including our Chief Executive Officer) to purchase an aggregate of 973,000 shares of our common stock with an exercise price of $9.06 per share. In addition, during 2010, the Committee granted RSU awards covering an aggregate of 216,222 shares of our common stock to the Named Executive Officers (including our Chief Executive Officer).

The equity awards granted to the Named Executive Officers in 2010 are set forth in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 40 and the Grants of Plan-Based Awards Table on page 43.

Equity Award Grant Policy

The Committee has implemented a general policy for the grant of stock options and other equity awards, which applies to our executive officers. Specifically, this policy provides that:

•

stock options are only granted on the first Tuesday of each month, while RSUs are granted quarterly on the 25th day of the second month of the quarter (that is, February 25th, May 25th, August 25th and November 25th).

•

If the market is closed on the pre-selected grant date, the grant date will be the next trading day the market is open. However, if a member of the Committee has not provided his approval before the pre-selected grant date, then the grant date will become the date the last Committee member provides his approval.

•

Awards are only approved at a properly constituted meeting of the Committee or by electronic unanimous written consent of the Committee members. All required documentation, including the recommended recipients and award amounts, is sent by management, approved in advance by our Chief Executive Officer and received by the Committee typically several days prior to the pre-selected grant date.

•

Management’s recommendations for equity awards take into consideration a number of factors as appropriate for the type of award including level of position, function, market competitiveness, retention value, geography and individual performance. Recommendations reference award size guidelines that are reevaluated periodically by management’s compensation consultant and reviewed with the Committee. Award recommendations that exceed the guidelines are highlighted during the approval process. The Committee may deviate from management’s recommendations prior to approving any award.

•	All stock option grants have a per share exercise price equal to the closing market price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

In 2010, all equity awards were approved by electronic unanimous written consent approved in advance of the pre-selected grant date so that all awards were made on the pre-selected grant date (or the next trading day thereafter if the market was closed on the pre-selected grant date).

Because the Committee grants stock options on a monthly basis and RSUs on a quarterly basis, each on pre-selected dates, the equity awards granted to our executive officers may be made prior to the release of material nonpublic information that may result in an increase in the market price of our common stock, such as a significant positive earnings announcement. Management and the Committee believe that consistency in grant dates for equity awards is paramount. Given our ongoing hiring efforts in a competitive job market and the historical volatility of our stock price, management and the Committee believe that it is important to grant equity awards as close as possible to the employment start-date of newly hired employees. Option awards provided in connection with our annual performance review of eligible employees, including executive officers hired before October 1st of the previous year, are generally granted on the first Tuesday of April in connection with the regular monthly grant schedule.

Retirement and Other Health and Welfare Benefits

We maintain a tax-qualified Section 401(k) plan in which our executive officers, including the Named Executive Officers, and most U.S. employees participate. Our Canadian-based Named Executive Officers, and other Canadian employees, participate in PMC’s Group Registered Retirement Savings Plan (the “RRSP”). The Company offers a pre-tax deferral into these savings programs up to a maximum matching contribution of $5,500.

In 2010, our executive officers, including the Named Executive Officers, were eligible to receive the same health and welfare benefits that are generally available to our other employees and a contribution to their benefit premium on the same terms that are provided to other employees under the same plan and level of coverage. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability, life insurance and supplemental life insurance, accidental death and dismemberment, leave programs, employee assistance program and certain other benefits.

Employees may also participate in our stockholder approved Employee Stock Purchase Plan which enables them to purchase shares of our common stock at a price equal to 85% of the fair market value of the common stock on the enrollment date or the exercise date, whichever is lower. Additional compensation may be obtained by participating in our patent award program or education assistance.

We do not provide defined benefit pension plans, supplemental executive retirement plans or defined contribution retirement plans to our executive officers, including the Named Executive Officers. Shares of our common stock are not included as an investment alternative in the Section 401(k) plan, except as it may be indirectly included as part of a fund’s holdings. We do not offer a nonqualified deferred compensation plan for our executive officers, including the Named Executive Officers.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not offer our executive officers perquisites or other personal benefits that represent a material amount of their compensation.

Many PMC employees and executive officers travel between the United States and Canada on Company business. The Committee has approved a program that compensates individuals for any incremental tax liability arising from extensive cross-border travel and pays for professional tax preparation services. The objective is that individuals will not suffer a greater tax liability than what would otherwise be payable in their country of permanent residence. This program ensures that individuals who must travel significantly between the United States and Canada on Company business are not financially penalized for doing the jobs PMC has hired them to do. Executive officers participating in this program are approved in advance by the Committee; others are subject to approval by our Chief Executive Officer. For 2010, three executive officers participated in this program.

Additional information with respect to the perquisites and other personal benefits provided to the Named Executive Officers during 2010 is available in the footnotes accompanying the Summary Compensation Table on page 40.

Change of Control Arrangements

We have change of control arrangements with our executive officers, including the Named Executive Officers, which provide for them to receive certain payments and benefits if their employment with us is terminated in connection with a change of control of PMC. These arrangements are designed to promote the stability and continuity of our executive management. Payments and benefits are capped at the amounts prescribed under Sections 280G and 4999 of the Internal Revenue Code (the “Code”), and we do not provide payments to reimburse our executive officers for additional taxes incurred (gross-ups) in connection with a change of control of PMC.

Information regarding applicable payments and benefits under such arrangements for the Named Executive Officers is provided under the heading “Change of Control and Severance Agreements” on page 47.

Stock Ownership Guidelines

To directly align the interests of our executive officers with the interests of our stockholders, we maintain stock ownership guidelines that require that each executive officer retain a minimum ownership interest in the Company’s common stock. The amount of common stock that an executive officer must retain depends upon his or her position:

•	Our Chief Executive Officer is required to own and retain a minimum number of shares or RSUs with a total value equal to his annual base salary; and

•	Our other executive officers are required to own and retain a minimum number of shares or RSUs with a total value of at least $100,000.

Our Chief Executive Officer must satisfy his ownership guideline by the fifth anniversary of his first equity award, and our other executive officers must satisfy their ownership guideline by the fifth anniversary of his or her first RSU award.

Insider Trading Policy

During the first quarter of 2010, we revised our insider trading policy to prohibit our executive officers from holding the Company’s securities in margin accounts. Executive officers and other persons on executive staff or in key financial roles are also subject to trading black-out periods and trading pre-clearance except with respect to trades made pursuant to an Exchange Act Rule 10b5-1 trading plan. Our insider trading policy is communicated quarterly to all employees worldwide with a reminder that trading on material, non-public information, including tipping, is prohibited at all times.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its responsibilities, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides generally that we may not deduct remuneration of more than $1 million that is paid in any taxable year to our Chief Executive Officer and each of our other Named Executive Officers (other than our Chief Financial Officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. The Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Committee desires to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Committee, in its judgment, may authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent and/or to ensure competitive levels of total compensation for our executive officers.

For purposes of Section 162(m), the compensation income realized upon the exercise of stock options granted under a stockholder-approved employee stock plan generally will be deductible so long as the awards are granted by a compensation committee whose members are non-employee directors and certain other conditions are satisfied. On the other hand, the compensation income realized upon the vesting of time-based RSUs will not be deductible to the extent that, when combined with the other remuneration received by a covered executive officer during a taxable year, the total amount exceeds $1 million.

Accounting for Stock-Based Compensation

We account for stock-based compensation, including our stock option grants and RSUs, in accordance with the requirements of FASB ASC Topic 718. This guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael R. Farese
Jonathan J. Judge, Chair

The following table provides fiscal 2008, 2009 and 2010 compensation information for the Named Executive Officers, as defined above in the Introduction to the Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 26, 2010

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gregory S. Lang	2010	630,000		595,700	1,475,190	738,360	(4)	45,831	(5)	3,485,081
President,	2009	630,000		521,700	952,380	480,000	(6)	14,289	(7)	2,598,369
Chief Executive Officer (3)	2008	424,038		1,680,000	6,816,000	442,499	(8)	12,731	(9)	9,375,268
Michael W. Zellner	2010	370,335		187,831	465,150	216,148	(10)	35,153	(11)	1,274,617
Vice President, Finance and Chief Financial Officer	2009	365,000		156,665	286,000	175,200	(12)	83,597	(13)	1,066,462
	2008	365,000		168,000	215,100	245,280	(14)	16,188	(15)	1,009,568
Colin C. Harris	2010	319,064	(16)	313,056	775,250	206,506	(17)	20,264	(18)	1,634,140
Vice President,	2009	296,870	(19)	274,167	500,500	138,858	(20)	6,253	(21)	1,216,648
Chief Operating Officer	2008	324,623	(22)	224,003	286,800	233,865	(23)	6,903	(24)	1,076,194
Travis Karr	2010	257,478	(25)	187,831	465,150	139,111	(26)	6,594	(27)	1,056,164
Vice President, General Manager, Enterprise Storage Division	2009	223,806	(28)	141,000	257400	90,105	(29)	6,018	(30)	718,329
Robert M. Liszt	2010	296,358		214,669	531,600	183,391	(31)	16,598	(32)	1,242,616
Vice President, Worldwide Sales	2009	290,000		188,002	343,200	127,600	(33)	16,076	(34)	964,878
	2008	288,385		224,003	286,800	177,601	(35)	16,942	(36)	993,731
Mark C. Stibitz	2010	214,061		241,500	598,050	67,331		7,488	(37)	1,128,430
Former Vice President, General Manager, Enterprise Storage Division	2009	285,000		234,998	429,000	106,163	(38)	6,925	(39)	1,062,086
	2008	282,692		195,997	250,950	173,499	(40)	8,242	(41)	911,380

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on February 24, 2011. RSUs were awarded on May 25, 2010, May 26, 2009, and May 27, 2008.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on February 24, 2011.
(3)	Mr. Lang was hired as President and Chief Executive Officer on April 28, 2008.
(4)	Includes STIP bonus of $305,235 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(5)	This amount consists of: (a) $13,799.70 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $809.76 in life insurance premiums, (d) $1,153.80 toward health benefits, and (e) $24,567.36 to reimburse the individual for incremental personal tax liability in 2010.

(6)	Includes STIP bonus of $330,000 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(7)	This amount consists of: (a) $10,001 in tax preparation services, (b) $1,978 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $810 in life insurance premiums, and (d) $1,500 toward health benefits.
(8)	Includes STIP bonus of $321,000 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(9)	This amount consists of: (a) $602 in life insurance premiums, (b) $3,750 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $1,010 toward health benefits, (d) $770 in relocation expenses, (e) $10 in Oregon workers’ benefit fund tax assessment, and (f) $6,589 in multi-jurisdictional tax preparation services.
(10)	Includes STIP bonus of $86,298 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(11)	This amount consists of: (a) $14,629 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $2,323 in life insurance premiums, (d) $1,154 toward health benefits, and (e) $11,548 to reimburse the individual for incremental personal tax liability in 2010.
(12)	Includes STIP bonus of $120,450 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(13)	This amount consists of: (a) $18,392 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $1,242 in life insurance premiums, (d) $1,500 toward health benefits, and (e) $56,963 to reimburse the individual for incremental personal tax liability for 2007 ($27,026) and 2008 ($4,672) arising from performing work in Canada.
(14)	Includes STIP bonus of $117,165 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(15)	This amount consists of: (a) $7,946 in multi-jurisdictional tax preparation services, (b) $1,242 in life insurance premiums, (c) $1,500 toward health benefits, and (d) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan.
(16)	Mr. Harris is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2010, the average hedged exchange rate for this calculation was 1.06.
(17)	Includes STIP bonus of $89,731 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(18)	This amount consists of: (a) $2,529 in multi-jurisdictional tax preparation services, (b) $567 in life insurance premiums, (c) $1,344 toward health benefits, (d) $4,737 of employer matching of the individual’s contributions under the tax-qualified Canadian Registered Retirement Savings Plan (“RRSP”), and (e) $11,088 to reimburse the individual for incremental personal tax liability in 2010.
(19)	Mr. Harris is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2009, the average hedged exchange rate for this calculation was 1.12.
(20)	Includes STIP bonus of $99,231 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(21)	This amount consists of: (a) $622 in life insurance premiums, (b) $1,159 toward health benefits and (c) $4,472 of employer matching of the individual’s contributions under RRSP.
(22)	Mr. Harris is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2008, the average hedged exchange rate for this calculation was 1.01.
(23)	Includes STIP bonus of $121,603 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(24)	This amount consists of: (a) $655 in life insurance premiums, (b) $1,286 toward health benefits and (c) $4,962 of employer matching of the individual’s contributions under RRSP.
(25)	Mr. Karr is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2010, the average hedged exchange rate for this calculation was 1.06.
(26)	Includes STIP bonus of $70,618 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.

(27)	This amount consists of: (a) $453 in life insurance premiums, (b) $1,403 toward health benefits and (c) $4,737 of employer matching of the individual’s contributions under RRSP.
(28)	Mr. Karr is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2009, the average hedged exchange rate for this calculation was 1.12.
(29)	Includes STIP bonus of $64,182 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(30)	This amount consists of: (a) $468 in life insurance premiums, (b) $1,143 toward health benefits and (c) $4,408 of employer matching of the individual’s contributions under RRSP.
(31)	Includes STIP bonus of $76,259 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(32)	This amount consists of: (a) $1,244.28 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,154 in health benefits, and (d) $8,700 in automobile allowances.
(33)	Includes STIP bonus of $87,725 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(34)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $4,634 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits, and (d) $8,700 in automobile allowances.
(35)	Includes STIP bonus of $85,333 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(36)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $5,500 of employer’s matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits, and (d) $8,700 in automobile allowances.
(37)	This amount consists of: (a) $909 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,079 in health benefits.
(38)	Includes STIP bonus of $70,538 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(39)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $4,183 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,500 in health benefits.
(40)	Includes STIP bonus of $91,486 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(41)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,500 in health benefits.

The Company provides the Named Executive Officers with no perquisites or personal benefits during or after the officer’s employment, except as disclosed in this Proxy Statement.

The following tables show for the fiscal year ended December 26, 2010 certain information regarding options and other plan-based awards granted to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 26, 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gregory S. Lang	—	—	630,000	1,260,000
President, Chief Executive Officer	4/6/2010					333,000	$9.06	1,475,190
	5/25/2010				74,000		—	595,700
Michael W. Zellner	—	—	222,201	444,402
Vice President, Finance and Chief Financial Officer	4/6/2010					105,000	$9.06	465,150
	5/25/2010				23,333		—	187,831
Colin C. Harris	—	—	194,671	389,343
Vice President, Chief Operating Officer	4/6/2010					175,000	$9.06	775,250
	5/25/2010				38,889		—	313,056
Travis Karr	—	—	140,985	281,970
Vice President, General Manager, Enterprise Storage Division	4/6/2010					105,000	$9.06	465,150
	5/25/2010				23,333		—	187,831

Robert M. Liszt	—	—	162,997	325,994
Vice President, Worldwide Sales	4/6/2010					120,000	$9.06	531,600
	5/25/2010				26,667		—	214,669
Mark C. Stibitz	—	—	107,031	214,061
Former Vice President, General Manager, Enterprise Storage Division	4/6/2010					135,000	$9.06	598,050
	5/25/2010				30,000		—	241,500

(1)	The value of option awards is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of PMC’s Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.
(2)	The value of the stock awards is based on the fair value of the grant date of such awards determined pursuant to FASB ASC Topic 718. The price of the awards in the form for RSUs to the Named Executive Officers is 100% of the fair market value of the shares on the award date. Regardless of whatever value is placed on an award (Restricted Stock Unit), the actual value of the award will depend on the market value of PMC’s Common Stock at such date in the future when the award vests.
(3)	There are no estimated possible payouts under any equity incentive plan awards for any of PMC’s Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 26, 2010:

	Option Awards(1)					Stock Awards(10)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(11)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)
Gregory S. Lang	1,033,333	566,667	(2)	$8.06	5/6/2018
President, Chief Executive Officer	145,687	187,313	(3)	$4.98	3/3/2019
	0	333,000	(4)	$9.06	4/6/2020
						100,000	$849,000
						74,000	$628,260
						74,000	$628,260
Michael W. Zellner	233,750	21,250	(5)	$7.07	4/3/2017
Vice President, Finance, and Chief Financial Officer	61,875	28,125	(6)	$4.79	3/4/2018
	43,750	56,250	(3)	$4.98	3/3/2019
	0	105,000	(4)	$9.06	4/6/2020
						14,166	$120,269
						10,000	$84,900
						22,222	$188,665
						23,333	$198,097
Colin C. Harris	100,000	0		$20.13	12/29/2013
Vice President, Chief Operating Officer	50,000	0		$9.00	10/20/2014
	62,500	0		$7.87	4/18/2015
	62,500	0		$10.14	7/18/2015
	62,500	0		$7.83	10/18/2015
	62,500	0		$9.29	1/18/2016
	50,000	0		$10.97	3/7/2016
	50,000	0		$9.07	6/7/2016
	50,000	0		$6.37	9/7/2016
	50,000	0		$7.54	12/7/2016
	84,375	5,625	(7)	$6.35	3/6/2017
	42,500	37,500	(6)	$4.79	3/4/2018
	76,562	98,438	(3)	$4.98	3/3/2019
	0	175,000	(4)	$9.06	4/6/2020
						5,000	$42,450
						13,333	$113,197
						38,889	$330,168
						38,889	$330,168
Travis Karr	18,000	0		$20.13	12/29/2013
Vice President, General Manager, Enterprise Storage Division	12,500	0		$10.97	3/7/2016
	12,500	0		$9.07	6/7/2016
	2,084	0		$6.37	9/7/2016
	2,084	0		$7.54	12/7/2016
	7,500	834	(8)	$6.40	1/2/2017
	937	14,063	(6)	4.79	3/4/2018
	5,000	11,000	(9)	$5.94	10/7/2018
	0	50,625	(3)	$4.98	3/3/2019
	0	105,000	(4)	$9.06	4/6/2020
						5,000	$42,450
						2,666	$22,634
						20,000	$169,800
						23,333	$198,097

	Option Awards(1)					Stock Awards(10)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(11)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)
Robert M. Liszt	225,000	0		$10.56	3/9/2016
Vice President, Worldwide Sales	36,250	3,750	(7)	$6.35	3/6/2017
	32,500	37,500	(6)	$4.79	3/4/2018
	32,500	67,500	(3)	$4.98	3/3/2019
	0	120,000	(4)	$9.06	4/6/2020
						3,333	$28,297
						13,333	$113,197
						26,667	$226,403
						26,667	$226,403

(1)	None of PMC’s Named Executive Officers have any unearned stock option grants.
(2)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 5/6/2009 and 1/48th of the total number of shares vest monthly thereafter.
(3)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/3/2010 and 1/48th of the total number of shares vest monthly thereafter.
(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 4/6/2011 and 1/48th of the total number of shares vest monthly thereafter.
(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 4/3/2008 and 1/48th of the total number of shares vest monthly thereafter.
(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/4/2009 and 1/48th of the total number of shares vest monthly thereafter.
(7)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/6/2008 and 1/48th of the total number of shares vest monthly thereafter.
(8)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 1/2/2008 and 1/48th of the total number of shares vest monthly thereafter.
(9)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 10/7/2009 and 1/48th of the total number of shares vest monthly thereafter.
(10)	None of PMC’s Named Executive Officers have any unearned stock award grants.
(11)	Stock awards in the form of Restricted Stock Units: fifty percent (50%) of the shares shall vest on the second anniversary of the grant date; twenty-five percent (25%) of the shares shall vest upon each of the third and fourth anniversaries of the grant date.
(12)	The price of PMC’s Common Stock is the closing price on the NASDAQ Global Select Market as of December 26, 2010 ($8.49).

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 26, 2010

The following table shows for the fiscal year ended December 26, 2010 certain information regarding options exercised by and stock awards vesting with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Gregory S. Lang			100,000	$835,000
President, Chief Executive Officer
Michael W. Zellner			24,166	$197,536
Vice President, Finance and Chief Financial Officer
Colin C. Harris			18,334	$151,589
Vice President, Chief Operating Officer
Travis Karr	69,041	$239,018	7,667	$61,886
Vice President, General Manager, Enterprise Storage Division
Robert M. Liszt	50,000	$139,868	16,667	$138,170
Vice President, Worldwide Sales
Mark C. Stibitz	407,209	$823,803	16,667	$137,669
Former Vice President, General Manager, Enterprise Storage Division

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

In 2008, the Company entered into an executive employment agreement with Gregory S. Lang in connection with his appointment to the positions of President and Chief Executive Officer. Mr. Lang’s employment agreement was filed with the SEC on April 2, 2008 on a Current Report on Form 8-K. The form of change of control agreement pertaining to the Company’s other executive officers, was filed on February 24, 2010 with the SEC as Exhibit 10.6 to PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

Change of Control Agreements

Amendments to the change of control agreements were made in 2007 and 2008 primarily to comply with Section 409A of the Code. Unless otherwise indicated, the terms of the change of control portion of Mr. Lang’s employment agreement and the change of control agreements of the other executive officers are substantively similar.

Apart from payment of the executive officer’s accrued and unpaid base salary and accrued and unused vacation pay which are payable upon termination at any time for any reason whatsoever, an executive officer’s compensation and benefits upon termination without cause or constructive termination 60 days prior to or two years following a change in control are described below, all subject to applicable withholdings:

For Mr. Lang:

1.	Cash payment equal to two times his then current base salary;

2.	Cash payment equal to the total of all bonuses received by Mr. Lang under STIP for the last periods totaling twelve months immediately preceding Mr. Lang’s actual or constructive termination;

3.	Full acceleration in vesting of all options and RSUs that are outstanding and unvested as of the date of Mr. Lang’s separation from service; and

4.	Mr. Lang shall be given twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

Mr. Lang is entitled to receive an accelerated benefit after change in control in the event that he is an employee of the Company or its successor on the first anniversary of a change of control. In this case, Mr. Lang will receive the payments in 1 through 4 above as if he had been terminated without cause on the first anniversary, regardless of whether his employment continues thereafter. If the accelerated benefit is paid, PMC will have fully satisfied its obligation to pay Mr. Lang the severance benefits in 1 through 4 above, regardless of any subsequent termination or constructive termination related to a change in control.

For Other Executive Officers:

1.	Cash payment equal to four percent of the executive officer’s then-current base salary for each full month the executive officer was employed by PMC (or an affiliate) up to a maximum total payment equal to two times the executive officer’s then-current base salary;

2.	Cash payment equal to two percent for every month the executive officer was employed by PMC (or an affiliate) of the total of bonuses received by the executive officer for the last STIP periods totaling twelve months, up to a maximum total payment equal to 100% of the amount of bonuses received by the executive officer under STIP for the last periods totaling twelve months;

3.	Accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation of service; and

4.	Twelve months from the date of separation of service to exercise all vested options or the remaining term of the option, whichever is shorter.

In the event that the payment and benefits would be deemed to be parachute payments, then the payments and benefits will be reduced to maximize the executive’s net after tax benefit (after taking into account any excise taxes payable under Section 4999 of the Code.)

Receipt of compensation under the change of control agreements is conditioned, in all cases, upon receipt of a release of claims and covenants not to compete and not to solicit employees for a specified period of time.

Cash payments to the executive officers, including Mr. Lang, are payable in a lump sum within a 60 day period following the date of the executive’s separation from service.

Actions constituting “cause,” include, for instance, gross dereliction of duties that persist after at least two notices thirty days apart, willful and gross misconduct that injures PMC, willful and material violation of laws applicable to PMC, embezzlement or theft, and failure to achieve and maintain acceptable performance levels.

A “change of control,” may occur upon any of the following events:

(a)	any person or group other than PMC or its subsidiary becoming a beneficial owner of PMC securities representing 50% or more of the combined voting power of PMC’s then outstanding securities;

(b)	a sale or merger of the Company which results in the holders of PMC securities representing all voting power for the election of directors before the transaction holding less than a majority of the total voting power for the election of directors of the acquiring or surviving entity; or

(c)	a change in the Board such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

A “constructive termination” means the executive officer’s resignation following the occurrence of any of the following events without executive’s approval: a material reduction in executive’s base salary or target bonus, other than a reduction that is implemented across-the-board to all employees at executive’s level; a material reduction in authority or responsibilities other than as a result of a transfer to a subsidiary of the Company, or the requirement that the executive officer relocate more than 100 miles, not including a relocation from either PMC’s primary locations in Burnaby, British Columbia or Sunnyvale, California to the other primary location.

A “separation from service” means the cessation of the executive officers’ status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services the individual is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services such executive officer rendered as an employee during the immediately preceding thirty-six months, or as otherwise determined by the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

In compliance with Section 409A of the Code, payments shall not be made to the executive officer prior to the earlier of: (i) the expiration of the six-month period measured from the date of the executive officer’s separation from service or (ii) the date of the executive officer’s death, if the executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable deferral period, all payments deferred shall be paid in a lump sum and any remaining payments due under the agreement shall be paid in accordance with the normal payment dates specified for the payment. However, the six-month hold back shall not be applicable to any payments that qualify as Short-Term Deferral payments under the Code and the applicable Treasury Regulations any portion of the severance payments to the extent that (a) the sum of the executive officer’s annualized compensation for the taxable year preceding the taxable year of the separation from service and (b) the maximum amount that may be taken into account under a qualified plan pursuant to the Code for the year in which executive officer has a separation from service, provided such severance payments are paid no later than the last day of executive officer’s second taxable year following the taxable year in which the separation from service occurs.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the serving Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2010 (December 23, 2010), and the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.49). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. No change of control payment or benefit is included for Mr. Stibitz because he resigned in September 2010. Mr. Stibitz did not receive any termination payments or benefits upon his resignation.

Name	Type of Benefit	Involuntary Termination Other Than For Cause Within 24 Months of Change in Control ($)
Gregory S. Lang	Base Salary Payment	1,260,000
President, Chief Executive Officer	Bonus (STIP) Payment	738,360
	Vesting Acceleration(1)	3,006,655

	Total Termination Benefits:	5,005,015
Michael W. Zellner	Base Salary Payment	666,603
Vice President, Finance and Chief Financial Officer	Bonus (STIP) Payment	197,233
	Vesting Acceleration(2)	458,235

	Total Termination Benefits:	1.322.071
Colin C. Harris	Base Salary Payment	638,128
Vice President, Chief Operating Officer	Bonus (STIP) Payment	206,506
	Vesting Acceleration	540,741

	Total Termination Benefits:	1,385,375
Travis Karr	Base Salary Payment	514,956
Vice President, General Manager, Enterprise Storage Division	Bonus (STIP) Payment	139,111
	Vesting Acceleration(2)	255,085

	Total Termination Benefits:	909,152
Robert M. Liszt	Base Salary Payment	592,716
Vice President, Worldwide Sales	Bonus (STIP) Payment	183,391
	Vesting Acceleration	422,431

	Total Termination Benefits:	1,198,538

(1)	Reflects accelerated vesting in full of all equity awards that are unvested as of the date of separation from service.
(2)	Reflects accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation from service.

CEO Severance—Not in Connection with Change of Control

If Mr. Lang is terminated without cause or resigns due to a constructive termination not connected with a change of control, Mr. Lang is entitled to the following:

1.	A cash payment equal to the aggregate of:

a.	one times his then current base salary;

b.	the total of all bonuses received by Mr. Lang under STIP for the last periods totaling twelve months immediately preceding Mr. Lang’s actual or constructive termination; and

c.	the cost of twelve month’s of medical insurance and dental insurance coverage at the same coverage level as in effect as of the termination date, based on the monthly COBRA costs of such coverage under the Company’s medical and dental plans pursuant to Section 4980B of the Code on the Mr. Lang’s termination date.

2.	Acceleration in vesting by eighteen months of options and RSUs that are outstanding and unvested as of the date of Mr. Lang’s separation from service.

3.	Mr. Lang shall be given twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

The cash payment is payable in a lump sum within a 60 day period following the date of Mr. Lang’s separation from service.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Lang assuming a triggering severance event not in connection with a change of control took place on the last business day of fiscal 2010 (December 23, 2010), and the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.49). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct.

Name	Type of Benefit	Involuntary Termination Other Than For Cause ($)
Gregory S. Lang	Base Salary Payment	630,000
President, Chief Executive Officer	Bonus (STIP) Payment	738,360
	Health and Dental Insurance Payment	11,090
	Acceleration Vesting(1)	2,316,303

	Total Termination Benefits:	3,695,753

(1)	Reflects accelerated vesting by eighteen months of all equity awards that are unvested as of the date of the separation from service.

Director Change of Control

In addition, directors have a change of control benefit whereby, immediately prior to the effective date of a “change of control” (as defined above), all options and RSUs held by our directors, with the exception of Mr. Lang, that are outstanding and unvested as of such date will become fully vested. Only the outstanding and unvested equity grants Mr. Bailey received as a Director will accelerate under this arrangement; it has no effect on grants he received as a PMC executive. Mr. Lang does not receive equity grants for service as a Director. Benefits he receives in connection with a change in control are stated above.

If a change of control were to have occurred on the last business day of fiscal 2010 (December 23, 2010), and assuming the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.49), the estimated value from the full acceleration of outstanding equity benefits as of that date would be $49,867 for each of PMC’s Directors, excluding Mr. Lang. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct.

The form of arrangement pertaining to the Directors’ change of control benefit was filed on February 24, 2010 with the SEC as Exhibit 10.13 to PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

PMC’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which PMC is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of PMC;

•	any person who is known to be the beneficial owner of more than 5% of PMC’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of PMC’s common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

On February 1, 2007, the Board approved PMC’s Related Party Transaction Policies and Procedures (the “Policy”), that outlines procedures for approving any material transaction in which PMC and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the Audit Committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will be described in PMC’s proxy statement);

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution by PMC to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the PMC’s common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids;

•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1,000,000.

There were no related party transactions required to be disclosed since the beginning of 2010. All related party transactions shall be disclosed in PMC’s applicable filings with the SEC as required under SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, the following directors were members of PMC’s Compensation Committee: Michael R. Farese and Jonathan J. Judge (Chair). None of the Compensation Committee’s members has at any time been an officer or employee of PMC.

None of PMC’s Named Executive Officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on PMC’s Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires PMC’s executive officers and directors, and persons who own more than 10% of PMC’s common stock, to file reports regarding ownership of, and transactions in, PMC’s securities with the SEC and to provide PMC with copies of those filings. Based solely on its review of the copies of such forms received by PMC, or written representations from certain reporting persons, PMC believes that during fiscal year 2010, each of the reporting persons complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed PMC’s audited consolidated financial statements and discussed them with management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, PMC’s independent auditors during the 2010 fiscal year, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board that PMC’s audited consolidated financial statements be included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010.

THE AUDIT COMMITTEE

Richard E. Belluzzo
Jonathan J. Judge
William H. Kurtz, Chair

GAAP TO NON-GAAP RECONCILIATION FOR

FINANCIAL MEASURES NOTED IN

EXECUTIVE COMPENSATION SECTION

Following is the GAAP to non-GAAP reconciliation for financial measures noted in the Fiscal 2010 Business Results of the Compensation Discussion and Analysis Section beginning at page 28 of this proxy statement (in millions, except per share amounts):

	For the year ended
	December 26 2010	December 27 2009
GAAP operating income	$108.6	$56.6
Stock-based compensation	21.9	21.4
Acquisition related costs	7.9	—
Termination costs	—	1.7
Amortization of purchased intangible assets	29.9	39.3
Restructuring costs and other charges	0.4	0.9
Asset impairment	4.9	—

Non-GAAP operating income	$173.7	$119.8

GAAP net income	$83.2	$46.9
Stock-based compensation	21.9	21.4
Acquisition related costs	7.9	—
Termination costs	—	1.7
Amortization of purchased intangible assets	29.9	39.3
Restructuring costs and other charges	0.4	0.9
Asset impairment	4.9	—
Loss on subleased facilities	—	0.5
Foreign exchange loss on foreign tax liabilities	1.8	2.7
Accretion of debt discount related to senior convertible notes	3.2	3.0
Interest expense related to short-term loan	1.1	—
Recovery of impairment on investment securities	(3.8)	—
Gain on disposition of investment in Wintegra, Inc.	(4.5)	—
Provision for (recovery of) income taxes	22.4	(0.6)

Non-GAAP net income	$168.6	$115.8

GAAP net income per share—diluted	$0.35	$0.20

Non-GAAP net income per share—diluted	$0.72	$0.50

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the 2011 Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Robert L. Bailey
Robert L. Bailey
Chairman of the Board of Directors
March 22, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 5, 2011. The Proxy Statement and our 2010 Annual Report to Stockholders are available at: www.proxyease.com/pmc-sierra/2011

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PMC-SIERRA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of PMC-Sierra, Inc. hereby appoints Gregory S. Lang and Alinka Flaminia, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on May 5, 2011, at 9:00 a.m., Pacific Time, at the Company’s Sunnyvale headquarters, 1380 Bordeaux Drive, Sunnyvale, California 94089 and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR the election of the seven director nominees listed in Proposal 1; FOR Proposal 2 – ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2011; FOR Proposal 3 – approval of an amendment to our Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors; FOR Proposal 4 – approval, in a non-binding vote, of our executive compensation as described in the proxy statement; Proposal 5 – in favor of ONE YEAR as the frequency of the non-binding vote of approval on our executive compensation. This proxy, when properly executed, will be voted in the discretion of proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders may cumulate votes and cast such votes in favor of the election of some or all director nominees, except that the proxy holders shall not cast such votes for any candidate for which you have withheld authority.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH PROXY CARDS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE ALL OF YOUR SHARES OVER THE INTERNET OR BY TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

SEE REVERSE SIDE

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.proxyease.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 437-4675

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

CONTROL NUMBER

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PMC’s Board of Directors recommends a vote FOR each of the listed nominees in proposal 1, FOR proposals 2, 3, 4 and in favor of 1 year on proposal 5.

Please mark votes as in this example X

(1) To elect directors to serve until the 2012 Annual Meeting of Stockholders of PMC-Sierra, Inc. The nominees for the Board of Directors are

01 Richard E. Belluzzo

02 James V. Diller, Sr.

03 Michael R. Farese

04 Jonathan J. Judge

05 William H. Kurtz

06 Gregory S. Lang

07 Frank J. Marshall

FOR WITHHOLD/ABSTAIN

(2) To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors.

(3) To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors.

(4) To approve, in a non-binding vote, our executive compensation as described in the proxy statement.

FOR AGAINST ABSTAIN

(5) To determine, in a non-binding vote, whether a stockholder vote to approve our executive compensation should occur every one, two or three years.

(6) To consider such other business as may properly come before the 2011 Annual Meeting of Stockholders.

1 year 2 yrs 3 yrs ABSTAIN

I plan to attend the Annual Meeting

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and in favor of 1 year on Proposal 5. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.